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Exhibit 22.1

Management Proxy Circular Annual General Meeting May 11, 2017

"The strategic plan approved by the Board centres around our understanding of the 'Car of the Future' and we continue to prioritize the high-value, high-growth product and service capabilities that we expect will be most relevant in future vehicles." William L. Young Chairman Executive Compensation Dear Magna Shareholder, As you read Magna's 2016 Annual Report, I think you will agree that 2016 was another successful year for Magna in terms of financial performance, continued growth (organic and M&A) and return of capital to shareholders. The Board continues to work with Management to position Magna to excel in a fast-changing industry. This past year, the Board focused on a number of areas it feels are foundational building blocks for Magna's continued success, including: The Board recently approved a new executive compensation framework which has been designed to more directly link compensation to efficient capital allocation and long-term value creation. This new compensation framework also serves to enhance Board discretion over executive compensation and will support the Board in its goal of migrating total target compensation levels toward the median of the company's peer group, except where factors such as superior performance justify above-median compensation. You can read more about this new framework in the Compensation and Performance Report in the Circular. As the Board continues to drive forward, it will do so without the wisdom of Trevor Eyton, who is retiring after providing exemplary service to shareholders since he joined the Board in 2010. After an extensive search, William (Bill) Ruh has been nominated to fill the vacancy created by Trevor's retirement. Bill brings to the Board deep expertise in transformative/ disruptive technological change within a leading global industrial company and his insights will be vital given the rapid pace of change in the automotive industry. Car of the Future The strategic plan approved by the Board centres around our understanding of the 'Car of the Future' and we continue to prioritize the high-value, high-growth product and service capabilities that we expect will be most relevant in future vehicles. Our acquisition of GETRAG, Magna's largest acquisition to date, demonstrates our intent in this regard. We are pleased with the integration of GETRAG into our business and remain excited for its future growth prospects. The Board thanks Magna's employees around the world for their ongoing dedication to the company's success. We also wish to thank the Management team for their strong leadership. Leadership Succession The effective implementation of the company's long-term strategic plan requires continuity of the company's leadership. We remain comfortable that the company's leadership development system and its succession plans will enable seamless transitions for all key positions. In closing, the Board remains grateful to Magna's shareholders for the enormous trust you have placed in us as stewards of your investment and we look forward to your continued support at our annual meeting on May 11, 2017.

Key Figures at-a-Glance 1. 2015 diluted earnings per share from continuing operations includes $122 million in after tax gains on disposals, contributing $0.29 to diluted earnings per share, as discussed in the "Other Expense (Income), net" section of the MD&A on page 11 of Magna's Annual Report. 16% is the percentage change between $4.43 and $5.16. 2. Return on Equity is a non-GAAP financial measure that has no standardized meaning under U.S. GAAP. Due to the non-standardized definition, it may not be comparable to the calculation of similar measures of other companies. Return on Equity is defined as net income attributable to Magna International Inc. from continuing operations divided by Average Equity. The 2015 calculation excludes the $122 million gain (after tax) referred to in note 1 above. "2016 was another great year for Magna, with sales growth well above the market, record earnings and strong operating cash flow. Looking forward, as the industry undergoes significant changes over the next number of years, we believe our capabilities, innovations and deep vehicle knowledge will be instrumental in enabling the 'Car of the Future'. This should drive significant shareholder value." Donald J. Walker Chief Executive Officer

Key Figures at-a-Glance

SALES
U.S. $ MILLIONS

13%
32,134
36,445
2015
2016

DILUTED EPS FROM CONTINUING OPERATIONS
U.S. $

16%[1]
4.72
4.43[1]
5.16
2015
2016

CASH FLOW FROM OPERATING ACTIVITIES
U.S. $ MILLIONS

45%
2,332
3,386
2015
2016

RETURN ON EQUITY[2]

20.6%
20.4%
2015
2016

DIVIDENDS PAID PER SHARE
U.S. $

16%
Compound Average Growth Rate
0.55
0.64
0.76
0.88
1.00
2012
2013
2014
2015
2016

Donald J. Walker
Chief Executive Officer

Nominees The Board believes that the 10 nominees to be individually elected at the Meeting possess a diverse range of skills, experience and backgrounds which will enable the Board to function effectively. Each nominee has agreed to abide by our majority voting policy. William L. Young Independent Joined: 2011 Donald J. Walker Management Joined: 2005 Magna's Approach to Executive Compensation New NEO Compensation Framework (2017+) The Board has approved a new compensation framework for Magna's most senior executives. While maintaining core elements of the company's entrepreneurial system, the new framework shifts the balance of compensation in favour of long-term incentives and diversifies the performance metrics employed to include return on invested capital (ROIC). The changes are expected to have a number of positive effects over the long-term, including: • • • • • • • • • • • • Entrepreneurial system Strong alignment between pay and performance Significant compensation "at risk" No pensions or retirement benefits Robust share maintanance requirements Post-retirement hold backs Clawbacks Anti-hedging restrictions No tax gross-ups Limited perks Maximum severance of 2 years Double trigger change in control with no enhanced severance Compensation risk management • supporting efforts to realign target total compensation levels; enhancing the connection between compensation and the Board's definition of performance; heightening management's focus on capital efficiency; increasing the emphasis on long-term performance; and strengthening the link between compensation and responsible decision-making. • • • • • Please refer to page 49 of the Circular for additional details.

SCOTT B. BONHAM PETER G. BOWIE Independent Joined: 2012 LADY BARBARA JUDGE Independent Joined: 2007 DR. KURT J. LAUK Independent Joined: 2011 Independent Joined: 2012 WILLIAM A. RUH DR. INDIRA V. SAMARASEKERA LAWRENCE D. WORRALL CYNTHIA A. NIEKAMP Independent Joined: 2014 Independent New Nominee Independent Joined: 2014 Independent Joined: 2005 Corporate Governance • Active Board engagement in, and approval of, strategy Strong oversight of management succession planning Broad oversight of risk Board commitment to corporate culture of ethics and compliance Diverse range of Nominee skills, expertise and backgrounds 90% of Nominees are independent 100% of Board Committee members are independent Average Nominee age: 64 yrs • • • Average Nominee tenure: 6.0 yrs Annual director election; no slate ballots Majority voting policy and prompt disclosure of vote results Annual "Say on Pay" vote Independent Chairman Active shareholder engagement Rigorous annual Board/Director effectiveness evaluation Robust equity maintenance for Directors (5x retainer) Anti-hedging restrictions • • • • • • • • • • • • •

Table of Contents Business of the Meeting Voting Information How to Vote Your Shares Business of the Meeting Nominees for Election to the Board Director Compensation 3 4 7 13 21 Corporate Governance Corporate Governance Overview Report of the Audit Committee Report of the Corporate Governance, Compensation and Nominating Committee Report of the Enterprise Risk Oversight Committee 25 38 42 45 Performance Compensation and Performance Report 47 Compensation Compensation Discussion & Analysis Summary Compensation Table Incentive Plans and Awards 53 80 82 Additional Information Additional Information Definitions and Interpretation 86 88

Table of Contents

Business of the Meeting

Voting Information	3
How to Vote Your Shares	4
Business of the Meeting	7
Nominees for Election to the Board	13
Director Compensation	21

Corporate Governance

Corporate Governance Overview	25
Report of the Audit Committee	38
Report of the Corporate Governance, Compensation and Nominating Committee	42
Report of the Enterprise Risk Oversight Committee	45

Performance

Compensation and Performance Report	47

Compensation

Compensation Discussion & Analysis	53
Summary Compensation Table	80
Incentive Plans and Awards	82

Additional Information

Additional Information	86
Definitions and Interpretation	88

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 11, 2017
Time:	10:00 a.m. (Toronto time)
Place:	Hilton Toronto/Markham Suites Conference Centre 8500 Warden Avenue Markham, Ontario Canada

The Meeting is being held to:

1.	receive Magna's consolidated financial statements and the independent auditors' report thereon for the fiscal year ended December 31, 2016;
2.	elect ten directors;
3.	reappoint Deloitte LLP as our independent auditors and authorize the Audit Committee to fix the independent auditors' remuneration;
4.	vote, in an advisory, non-binding manner, on Magna's approach to executive compensation described in the accompanying Management Information Circular/Proxy Statement; and
5.	transact any other business that may properly come before the Meeting.

As a holder of record of Magna Common Shares at the close of business on March 24, 2017, you are entitled to receive notice of and vote at the Meeting.

If you are unable to attend the Meeting and want to ensure that your shares are voted, please submit your votes by proxy as described under "How to Vote Your Shares" in the accompanying circular. To be valid, our transfer agent, Computershare Trust Company of Canada, must receive your proxy by 5:00 p.m. (Toronto time) on May 9, 2017. If the Meeting is adjourned or postponed, Computershare must receive your proxy not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting. The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion, without notice.

A live webcast of the Meeting will also be available through Magna's website at www.magna.com.

Accompanying this Notice of Annual Meeting is Magna's Management Information Circular/Proxy Statement ("Circular"), which contains more information on the matters to be addressed at the Meeting. Magna has elected to use the Notice and Access rules permitted by Canadian securities regulators to deliver the Circular to both our registered and non-registered shareholders. This means that instead of receiving the Circular by mail, shareholders will receive a written notification with instructions on how to access the Circular online, together with a form of proxy or voting instruction form, as applicable. Using this method reduces our printing and mailing costs, and is more environmentally friendly. The Circular is available at http://materials. proxyvote.com/ 559222, on our website at magna.com, on SEDAR at sedar.com and on EDGAR at sec.gov.

You may request a paper copy of the Circular, at no cost, up to one year from the date the Circular was filed on SEDAR. You may make such a request at any time prior to or following the Meeting by contacting Broadridge at 1-855-887-2243 (Registered Holders) or 1-877-907-7643 (Non-Registered Holders) and following the instructions. Shareholders who have already signed up for electronic delivery of proxy materials will continue to receive them by e-mail.

By order of the Board of Directors.

/s/ "Bassem A. Shakeel"
March 28, 2017	BASSEM A. SHAKEEL
Aurora, Ontario	Vice-President and Corporate Secretary

Management Information Circular/Proxy Statement

This Circular is being provided to you in connection with the Annual Meeting of Magna's shareholders (the "Meeting"), which will be held on Thursday, May 11, 2017 commencing at 10:00 a.m. (Toronto time) at the Hilton Toronto/Markham Suites Conference Centre, 8500 Warden Avenue, Markham, Ontario, Canada.

Voting Information

Record Date	March 24, 2017 is the record date for the Meeting (the "Record Date"). Only holders of our Common Shares as of the close of business on the Record Date are entitled to receive notice of and to attend (in person or by proxy) and vote at the Meeting.
Shares and Votes	As of the Record Date, 381,164,066 Magna Common Shares were issued and outstanding. Each Magna Common Share is entitled to one vote.
Principal Shareholders	To our knowledge, no shareholder beneficially owns or exercises control or direction, directly or indirectly, over 10% or more of Magna's Common Shares outstanding as at the Record Date.

All of Magna's directors and executive officers as a group (18 persons) owned beneficially or exercised control or direction over 3,687,763 Common Shares representing approximately 1.0% of the class as at the Record Date. Refer to page 15 of this Circular for details of the Common Shares held by each nominee standing for election at the Meeting.

The Magna Deferred Profit Sharing Plan (Canada) and Employees Deferred Profit Sharing Plan (U.S.) (the "NADPSPs"), deferred profit sharing plans for Magna's participating employees, collectively hold 19,620,641 Magna Common Shares representing approximately 5.1% of the class as at the Record Date. The shares held by the NADPSPs will be voted FOR each of the items to be voted on at the Meeting.

Meeting Information        3

How To Vote Your Shares

Your Vote Is Important	Your vote is important. Please read the information below to ensure your shares are properly voted.
Registered vs. Non-Registered Shareholder
How you vote your shares depends on whether you are a registered shareholder or a non-registered shareholder. In either case, there are two ways you can vote at the Meeting – by appointing a proxyholder or by attending in person, although the specifics may differ slightly.

Registered Shareholder: You are a registered shareholder if you hold one or more share certificates which indicate your name and the number of Magna Common Shares which you own. As a registered shareholder, you will receive a form of proxy from Computershare Trust Company of Canada ("Computershare") representing the shares you hold. If you are a registered shareholder, refer to "How to Vote – Registered Shareholders".

Non-Registered Shareholder: You are a non-registered shareholder if a securities dealer, broker, bank, trust company or other nominee holds your shares for you, or for someone else on your behalf. As a non-registered shareholder, you will most likely receive a Voting Instruction Form from either Broadridge Canada or Broadridge US, although in some cases you may receive a form of proxy from the securities dealer, broker, bank, trust company or other nominee holding your shares. If you are a non-registered shareholder, refer to "How to Vote – Non-Registered Shareholders".
Proxies Are Being Solicited by Management
Management is soliciting your proxy in connection with the matters to be addressed at the Meeting (or any adjournment(s) or postponement(s) thereof) to be held at the time and place set out in the accompanying Notice of Annual Meeting. We will bear all costs incurred in connection with Management's solicitation of proxies, including the cost of preparing and mailing this Circular and accompanying materials. Proxies will be solicited primarily by mail, although our officers and employees may (for no additional compensation) also directly solicit proxies by phone, fax or other electronic methods. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy solicitation material to the persons on whose behalf they hold Magna shares and to obtain authorizations for the execution of proxies. These institutions will be reimbursed for their reasonable expenses in doing so.
Proxy Solicitor – Kingsdale
Magna has also retained Kingsdale as proxy solicitation agent in connection with the Meeting and will pay a fee of C$23,133 for such service, in addition to certain out-of-pocket expenses. Magna may also reimburse brokers and other persons holding Common Shares in their name or in the name of nominees for their costs incurred in sending proxy material to their principals in order to obtain their proxies. If you have any questions about the information contained in this Circular or need assistance in completing your proxy form, please contact Kingsdale by e-mail at contactus@kingsdaleadvisors.com or at the following telephone numbers:
• within Canada or the U.S. (toll-free): 1-888-518-1552
• outside Canada and the U.S. (by collect call): 416-867-2272

4       Meeting Information

These securityholder materials are being sent to both registered and non-registered owners of Magna Common Shares.

HOW TO VOTE – REGISTERED SHAREHOLDERS	HOW TO VOTE – NON-REGISTERED SHAREHOLDERS

If you are a registered shareholder, you may vote either by proxy or in person at the Meeting.

 Submitting Votes by Proxy

There are three ways to submit your vote by proxy:

              phone              internet              mail

The form of proxy contains instructions for each of these methods.

If you are voting by phone or internet, you will need the pre-printed Control Number, Holder Account Number and Access Number on your form of proxy.

A proxy submitted by mail must be in writing, dated the date on which you signed it and be signed by you (or your authorized attorney). If such a proxy is being submitted on behalf of a corporate shareholder, the proxy must be signed by an authorized officer or attorney of that corporation. If a proxy submitted by mail is not dated, it will be deemed to bear the date on which it was sent to you.

If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 9, 2017. If the Meeting is adjourned or postponed, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting.

 Appointment of Proxyholder

 Unless you specify a different proxyholder or specify how you want your shares to be voted, the Magna officers whose names are pre-printed on the form of proxy will vote your shares:

•      FOR the election to the Magna Board of Directors of all of the nominees named in this Circular;

•      FOR the reappointment of Deloitte as Magna's independent auditors and the authorization of the Audit Committee to fix the independent auditors' remuneration; and

•      FOR the advisory resolution to accept the approach to executive compensation disclosed in this Circular.

 You have the right to appoint someone else (who need not be a shareholder) as your proxyholder; however, if you do, that person must vote your shares in person on your behalf at the Meeting. To appoint someone else as your proxyholder, insert the person's name in the blank space provided on the form of proxy or complete, sign, date and submit another proper form of proxy naming that person as your proxyholder.
If you are a non-registered shareholder, the intermediary holding on your behalf (and not Magna) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.

 Submitting Voting Instructions

There are three ways to submit your vote by Voting Instruction Form:

    phone              internet              mail

The Voting Instruction Form contains instructions for each of these methods.

If you are a non-registered shareholder and have received a Voting Instruction Form from Broadridge, you must complete and submit your vote by phone, internet or mail, in accordance with the instructions on the form. We have been advised by Broadridge that, on receipt of a properly completed and submitted form, a form of proxy will be submitted on your behalf.

You must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by no later than any deadline specified by Broadridge, which we expect will be 5:00 p.m. (Toronto time) on May 8, 2017. If the Meeting is adjourned or postponed, you must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by Broadridge Canada or Broadridge US, as applicable, not later than 72 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting. If a Voting Instruction Form submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

Additionally, Magna may use Broadridge's QuickVote™ service to assist beneficial shareholders with voting their shares. Beneficial shareholders may be contacted by Kingsdale to obtain voting instructions directly over the telephone. Broadridge then tabulates the results of all the instructions received and then provides the appropriate instructions respecting the shares to be represented at the Meeting.

In some cases, you may have received a form of proxy instead of a Voting Instruction Form, even though you are a non-registered shareholder. Such a form of proxy will likely be stamped by the securities dealer, broker, bank, trust company or other nominee or intermediary holding your shares and be restricted as to the number of shares to which it relates. In this case, you must complete the form of proxy and submit it to Computershare as described to the left under "How to Vote – Registered Shareholders – Submitting Votes By Proxy".

Meeting Information        5

HOW TO VOTE – REGISTERED SHAREHOLDERS (cont'd)	HOW TO VOTE – NON-REGISTERED SHAREHOLDERS (cont'd)

Appointment of Proxyholder (cont'd)

If you choose to vote by proxy, you are giving the person (referred to as a "proxyholder") or people named on your form of proxy the authority to vote your shares on your behalf at the Meeting (including any adjournment or postponement of the Meeting).

You may indicate on the form of proxy how you want your proxyholder to vote your shares, or you can let your proxyholder decide for you. If you do not specify on the form of proxy how you want your shares to be voted, your proxyholder will have the discretion to vote your shares as they see fit.

The form of proxy accompanying this Circular gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Annual Meeting and with respect to any other matters which may properly come before the Meeting (including any adjournment or postponement of the Meeting). As of the date of this Circular, we are not aware of any amendments, changes or other matters to be addressed at the Meeting.

 Voting in Person

If you attend in person, you do not need to complete or return your form of proxy. When you arrive at the Meeting, a Computershare representative will register your attendance before you enter the Meeting.

If you vote in person at the Meeting and had previously completed and returned your form of proxy, your proxy will be automatically revoked and any votes you cast on a poll at the Meeting will count.

 Revoking a Vote Made by Proxy

You have the right to revoke a proxy by ANY of the following methods:

•      Vote again by phone or internet not later than 5:00 p.m. (Toronto time) on May 9, 2017 (or not later than 48 hours prior to the time of the adjourned or postponed Meeting);

•      Deliver by mail another completed and signed form of proxy, dated later than the first form of proxy, such that it is received by Computershare not later than 5:00 p.m. (Toronto time) on May 9, 2017 (or not later than 48 hours prior to the time of the adjourned or postponed Meeting);

•      Deliver to us at the following address a signed written notice revoking the proxy, provided it is received not later than 5:00 p.m. (Toronto time) on May 10, 2017 (or not later than 5:00 p.m. on the last business day prior to the date of the adjourned or postponed Meeting):

                Magna International Inc.
                337 Magna Drive
                Aurora, Ontario, Canada L4G 7K1
                Attention: Corporate Secretary

• Deliver a signed written notice revoking the proxy to the scrutineers of the Meeting, to the attention of the Chair of the Meeting, at or prior to the commencement of the Meeting (including in the case of any adjournment or postponement of the Meeting).	Voting in Person

If you have received a Voting Instruction Form from your Canadian intermediary and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form or complete the equivalent electronic form online, in each case in accordance with the instructions on the form.

If you have received a Voting Instruction Form from your US intermediary and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form in accordance with the instructions on the form. Your intermediary will send you a legal proxy giving you or your designate the right to attend the meeting.

If you have received a form of proxy and wish to attend the Meeting in person or have someone else attend on your behalf, you must insert your name, or the name of the person you wish to attend on your behalf, in the blank space provided on the form of proxy. If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 9, 2017.

If the Meeting is adjourned or postponed, you must ensure that:

•      your completed and signed Voting Instruction Form (or equivalent electronic form online) is received by Broadridge Canada or Broadridge US, as applicable, not later than 72 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting; or

•      your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement of the Meeting.

When you arrive at the Meeting, a Computershare representative will register your attendance before you enter the Meeting.

 Revoking a Voting Instruction Form or Proxy

If you wish to revoke a Voting Instruction Form or form of proxy for any matter on which a vote has not already been cast, you must contact your securities dealer, broker, bank, trust company or other nominee or intermediary (for a form of proxy sent to you by such intermediary) and comply with any applicable requirements relating to the revocation of votes made by Voting Instruction Form or proxy.

6       Meeting Information

Business of the Meeting

Purpose of the Meeting	The Meeting is being held for shareholders to: 1. receive Magna's consolidated financial statements and the independent auditors' report thereon for the fiscal year ended December 31, 2016;
2. elect ten directors;
3. reappoint Deloitte as our independent auditors and authorize the Audit Committee to fix the independent auditors' remuneration;
4. vote, in an advisory, non-binding manner, on Magna's approach to executive compensation described in this Circular; and
5. transact any other business that may properly come before the Meeting.
As of the date of this Circular, we are not aware of any other business to be transacted at the Meeting.
1. Financial Statements
Magna's consolidated financial statements and the independent auditors' report thereon for the fiscal year ended December 31, 2016 are included in the Annual Report, which was provided to shareholders with this Circular. The financial statements will be presented at the Meeting, but no shareholder vote is required in connection with them.
2. Election of Directors
Directors are elected by shareholders to act as stewards of the company. The Board is Magna's highest decision-making body, except to the extent certain rights have been reserved for shareholders under applicable law or Magna's articles of incorporation or by-laws. Among other things, the Board is responsible for appointing our Chief Executive Officer and overseeing Management. In fulfilling their duties, directors are required under applicable law to act in the best interests of the company.
Board Size and Term

The CGCNC is responsible for making recommendations to the Board regarding optimal Board size and candidates for service on the Board. Some of the factors relevant to the CGCNC's consideration of optimal Board size include the scale and complexity of Magna's business, the markets in which it operates, the company's strategic priorities, the need for a diverse range of skills and perspectives, Committee staffing needs and other factors. Magna's articles of incorporation permit the Board to determine its size within a range of five to fifteen directors. Over the last ten years, the Board size has ranged between nine and fourteen, with an average of eleven directors. The number of directors to be elected at the Meeting is ten and the CGCNC believes that to be an appropriate size at the present time.

Meeting Information        7

Each director is elected for a one-year term expiring at our next annual meeting of shareholders.

Minimum Qualifications for Service as a Director of Magna

In addition to the minimum qualifications specified in the OBCA, our Board Charter requires that each director possess the following attributes:
•     personal and professional integrity;
•     significant achievement in his or her field;
•     experience and expertise relevant to our business;
•     a reputation for sound and mature business judgment;
•     the commitment and ability to devote the necessary time and effort in order to conduct his or her duties effectively; and
•     general ability to read and understand financial statements.

 2017 Nominees

The CGCNC has unanimously recommended, and the Board has unanimously approved, the nomination of the following individuals for election at the Meeting:

• Scott B. Bonham • Peter G. Bowie • Lady Barbara Judge • Dr. Kurt J. Lauk • Cynthia A. Niekamp	• William A. Ruh • Dr. Indira V. Samarasekera • Donald J. Walker • Lawrence D. Worrall • William L. Young

On average, the nine nominees standing for re-election at the Meeting received 99% support at our 2016 annual meeting of shareholders. One director who was elected at our 2016 annual meeting of shareholders, Hon. J. Trevor Eyton, is not standing for re-election.
Two of our directors (Ms. Samarasekera and Mr. Bonham) serve together on one other board, but no directors serve on any other board together with a member of Magna's Management.

2017 Nomination Process

Nominees for election at the Meeting include nine directors who were elected at our 2016 annual meeting of shareholders (Scott B. Bonham; Peter G. Bowie; Lady Barbara Judge; Dr. Kurt J. Lauk; Cynthia A. Niekamp; Dr. Indira V. Samarasekera; Donald J. Walker; Lawrence D. Worrall; and William L. Young) and one candidate (William A. Ruh) who has been nominated for the first time.

8       Meeting Information

In recommending to the Board the nine nominees who were elected at our 2016 annual meeting of shareholders, the CGCNC considered a number of factors, including:
•       the nominees' respective skills, expertise and experience, as well as the extent to which the nominees meet the minimum qualifications described above;
•     results of the Board's annual self-assessment process, which incorporates both a self-evaluation and a peer review process;
•     individual voting results from the 2016 annual meeting; and
• feedback from the Board's independent advisors and others.

In the case of Dr. Lauk, in addition to the above considerations, the CGCNC also considered the results of independent enquiries and due diligence performed by Magna's Chairman and the Board's independent legal counsel with respect to an antitrust settlement involving a business unit of Daimler AG which was headed by Dr. Lauk for a portion of the time period to which the settlement related. Such enquiries and due diligence included discussions with the independent chairman of Daimler's Supervisory Board, as well as review of publicly available settlement documents and media reports. Based on such work, the CGCNC has no reason to believe that there are any factors that would disqualify Dr. Lauk for service on Magna's Board.

Mr. Ruh was put forward as a nominee after completion by the CGCNC of a candidate search which was assisted by the CGCNC's independent advisor. Following review of an updated Board skills matrix, consideration of Magna's strategic priorities and analysis of potential skills gaps in relation to those strategic priorities, the CGCNC sought candidates possessing expertise in transformative/disruptive technological change. Following the completion of in-person interviews of top candidates, the CGCNC selected Mr. Ruh and arranged an opportunity for the entire Board to engage with him in person. Feedback from the entire Board was considered by the CGCNC prior to it formally recommending Mr. Ruh as a nominee for election at the Meeting.

The CGCNC and the Board are confident that each of the ten nominees:
•       exceeds the minimum requirements set out in our Board Charter and the OBCA;
•     has skills, experience and expertise that provide the Board with the necessary insight to effectively carry out its mandate; and
•     will, if elected, provide responsible oversight as a steward of the corporation, including prudent oversight of Management.

Refer to "Nominees for Election to the Board" for detailed information regarding the skills, expertise and other relevant information which you should consider in casting your vote for each nominee.
CGCNC / Board Recommendation
The CGCNC and the Board of Directors unanimously recommend that shareholders vote FOR the election of each nominee listed above and described in detail in "Nominees for Election to the Board" below.
Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR each such nominee.

Meeting Information        9

Individual Elections, Majority Voting and Disclosure of Voting Results

At the Meeting, you will have the opportunity to vote for each nominee individually. We do not utilize slate voting.

Under Ontario corporate law, shareholders can only vote "for" or "withhold" (i.e. abstain) their vote for director nominees. As a result, a single "for" vote can result in a nominee being elected, no matter how many votes were withheld. We have adopted a majority voting policy under which we treat "withhold" votes as if they were votes against a nominee in the case of an uncontested election (i.e. one in which the number of nominees equals the number of Board positions). A nominee who receives more "withhold" votes than "for" votes must immediately tender a resignation to the Chair of the CGCNC for its consideration. Our majority voting policy is described in further detail below under "Corporate Governance" and each nominee has agreed to abide by such policy.

Detailed voting results are promptly disclosed in a press release after shareholder meetings, so that shareholders can easily understand the level of support for each nominee, as well as each other item of business at the meeting.
3. Reappointment of Deloitte as Magna's Independent Auditors
Deloitte, an Independent Registered Public Accounting Firm, was first appointed Magna's independent auditors on May 8, 2014 and has audited Magna's consolidated financial statements for the fiscal years ended December 31, 2015 and 2016.

Services provided by independent auditors may fall into one of the following categories:
Audit Services:
services performed in order to comply with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), including integrated audit of the consolidated financial statements, quarterly reviews and statutory audits of foreign subsidiaries. In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with the standards of the PCAOB. This category includes the audit of our internal control over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act of 2002.
Audit- Related Services:

assurance and related services, including such things as due diligence relating to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. Audit-related services actually provided by Deloitte in respect of 2016 consisted of: assurance services and procedures related to attest engagements not required by statute or regulation, advice on accounting treatments and other assurance services.

10       Meeting Information

Tax Services:
tax compliance, planning and advisory services, excluding any such services required in order to comply with the standards of the PCAOB which are included under "Audit Services". The tax services actually provided by Deloitte in respect of 2016 consisted of: domestic and international tax advisory, compliance and research services, as well as transfer pricing advisory services.
Other Permitted Services:	all permitted services not falling under any of the previous categories.

Deloitte's Independence

In order to protect Deloitte's independence from being compromised by engagements for other services, the Audit Committee has established and maintains a process for the review and pre-approval of all services and related fees to be paid to Deloitte. Pursuant to this approval process, the Audit Committee approved and Magna was billed the following fees for services provided by Deloitte in respect of 2016:

	2016		2015

TYPE OF SERVICES	FEES ($)	% OF TOTAL	FEES ($)	% OF TOTAL

Audit	11,659,000	91	10,016,000	78

Audit-related	85,000	1	1,726,000	13

Tax	769,000	6	1,044,000	8

Other Permitted	283,000	2	49,000	<1

Total	12,796,000	100	12,835,000	100

The Audit Committee has also established a process to pre-approve the future hiring (if any) of current and former partners and employees of Deloitte engaged on Magna's account.
Audit Committee Recommendation

The Audit Committee unanimously recommends that shareholders vote FOR the resolution reappointing Deloitte as Magna's independent auditors and authorizing the Audit Committee to fix Deloitte's remuneration.

Unless otherwise instructed, the persons designated in the form of proxy or Voting Instruction Form intend to vote FOR the resolution reappointing Deloitte.

Representatives of Deloitte are expected to attend the Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

Meeting Information        11

4. Advisory Vote on Approach to Executive Compensation
At the Meeting, shareholders will again have the opportunity to cast an advisory, non-binding vote on Magna's approach to executive compensation – this is often referred to as "say on pay". Although the vote is non-binding, the CGCNC will consider the results when assessing future compensation decisions.

The text of the resolution reads as follows:

"Resolved, on an advisory basis and not to diminish the roles and responsibilities of the board of directors, that the shareholders accept the approach to executive compensation disclosed in the accompanying Management Information Circular/Proxy Statement."

Our approach to executive compensation is set out in detail in the Compensation and Performance Report and the Compensation Discussion & Analysis in this Circular. Included in the Compensation and Performance Report is a detailed discussion and benchmarking results demonstrating the strong connection between executive compensation and corporate performance over a three-year period. We encourage you to carefully read these sections of this Circular.

We most recently held an advisory vote on executive compensation at our May 5, 2016 annual meeting of shareholders. The say on pay resolution was supported by a strong majority (83%) of the votes cast on the resolution.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the resolution relating to Magna's approach to executive compensation.
Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR such resolution.

12       Meeting Information

Nominees for Election to the Board

Board Skills and Expertise

The CGCNC seeks to recruit candidates who reflect a diversity of skills, experience and perspectives which are relevant to Magna's business. While the specific mix may vary from time to time and alternative categories may be considered in addition to or instead of those below, the following skills matrix lists the types of experience generally sought by the CGCNC and identifies the skills, expertise and qualifications of each of the nominees.

Accounting/Audit: expertise with financial statements and financial reporting matters; experience analyzing and evaluating financial performance and projections; understanding of critical accounting policies, technical issues relevant to the internal and external audit, as well as internal controls.	/*/	/*/	/*/	/*/					/*/

Automotive: management or board service with automobile manufacturers or suppliers; solid understanding of industry dynamics on a global or regional basis; knowledge of World Class Manufacturing; or experience in capital-intensive manufacturing industries.	/*/			/*/	/*/			/*/	/*/

Emerging Markets: a track record of operational success or other experience in markets other than North America and Western Europe, such as China and India.	/*/	/*/	/*/	/*/	/*/		/*/	/*/

Finance/Financial Advisory: senior financial roles and/or financial advisory roles; expertise related to capital allocation, capital structure or capital markets.	/*/	/*/	/*/	/*/	/*/				/*/	/*/

Governance/Board: sophisticated understanding of corporate governance practices and norms; prior board experience; expertise with stakeholder management or engagement.	/*/	/*/	/*/	/*/	/*/		/*/	/*/	/*/	/*/

Large Cap Company: board, management and/or other applicable experience with companies that have a market capitalization in excess of $10 billion.	/*/	/*/	/*/	/*/	/*/	/*/	/*/	/*/	/*/

Legal/Regulatory/Public Policy: experience with legal and regulatory compliance oversight; experience in relevant areas of government or public policy.			/*/	/*/			/*/	/*/

Mergers & Acquisitions ("M&A"): management or board-level experience with complex M&A in different industries and/or different geographic regions.	/*/	/*/	/*/	/*/	/*/			/*/		/*/

R&D/Innovation/Technology: domain expertise and skill in technology/innovation; practical experience with technological transformation and disruption.	/*/			/*/	/*/	/*/	/*/	/*/

Risk Oversight: practical expertise in risk governance, including enterprise risk management frameworks; knowledge/understanding of risk monitoring and mitigation.	/*/	/*/	/*/	/*/	/*/			/*/	/*/

Senior/Executive Leadership: demonstrated track record of leadership, mature judgment, operating success and value creation in complex organizations and/or in progressively challenging roles.	/*/	/*/	/*/	/*/	/*/	/*/	/*/	/*/	/*/	/*/

Strategy Development: board, senior management and/or other experience in strategy development, analysis or oversight.	/*/	/*/	/*/	/*/	/*/	/*/	/*/	/*/	/*/	/*/

Talent Management/Compensation: hands-on experience developing, managing, compensating and motivating employees.	/*/	/*/	/*/	/*/	/*/	/*/	/*/	/*/		/*/

Meeting Information        13

Nominee Independence

Nine out of ten, or 90%, of the nominees for election at the Meeting are independent. A summary of the independence determination for each nominee is set forth below:

NOMINEE NAME	INDEPENDENT	NON- INDEPENDENT	BASIS FOR DETERMINATION

Scott B. Bonham	✓		No material relationship

Peter G. Bowie	✓		No material relationship

Lady Barbara Judge	✓		No material relationship

Dr. Kurt J. Lauk	✓		No material relationship

Cynthia A. Niekamp	✓		No material relationship

William A. Ruh	✓		No material relationship

Dr. Indira V. Samarasekera	✓		No material relationship

Donald J. Walker		✓	Management

Lawrence D. Worrall	✓		No material relationship

William L. Young	✓		No material relationship

Nominees' Meeting Attendance

Directors are expected to attend all Board meetings, as well as all meetings of standing Committees on which they serve, and are welcome to attend any other Committee meetings. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly where meetings are called on short notice. Our Board Charter requires Directors to attend a minimum of 75% of regularly scheduled Board and applicable standing Committee meetings, except where an absence is due to medical or other valid reason. The nine nominees standing for re-election at the Meeting achieved 100% attendance at all Board and and 98% attendance at all applicable Committee meetings (in aggregate), as set forth below.

	BOARD		AUDIT(1)		CGCNC(1)		EROC(1)		TOTAL

NOMINEE	#	%	#	%	#	%	#	%	#	%

Scott B. Bonham	7/7	100	6/6	100	–	–	5/5	100	18/18	100

Peter G. Bowie	7/7	100	5/6	83	–	–	–	–	12/13	92

Lady Barbara Judge	7/7	100	–	–	4/4	100	5/5	100	16/16	100

Dr. Kurt J. Lauk	7/7	100	6/6	100	–	–	–	–	13/13	100

Cynthia A. Niekamp	7/7	100	–	–	–	–	5/5	100	12/12	100

Dr. Indira V. Samarasekera	7/7	100	–	–	9/9	100	–	–	16/16	100

Donald J. Walker	7/7	100	–	–	–	–	–	–	7/7	100

Lawrence D. Worrall	7/7	100	6/6	100	–	–	5/5	100	18/18	100

William L. Young	7/7	100	–	–	9/9	100	–	–	16/16	100

Note:

1.
Attendance figures for Audit, CGCNC and EROC include only those directors who served as members of such committees during 2016.

14       Meeting Information

2016 Annual Meeting Vote Results

Each of the nine nominees standing for re-election received a substantial majority of votes "for" his or her election at our 2016 annual meeting of shareholders, as set forth in the table below.

	2016

	VOTES FOR (%)	VOTES WITHHELD (%)

Scott B. Bonham	99.9	0.1

Peter G. Bowie	99.9	0.1

Lady Barbara Judge	99.9	0.1

Dr. Kurt J. Lauk	99.9	0.1

Cynthia A. Niekamp	99.9	0.1

Dr. Indira V. Samarasekera	99.5	0.5

Donald J. Walker	99.9	0.1

Lawrence D. Worrall	99.6	0.4

William L. Young	99.5	0.5

Nominees' Magna Equity Ownership

We believe it is important that each Independent Director be economically aligned with shareholders. We try to achieve such alignment in two principal ways:

  •
  Deferred Share Units ("DSUs"): 60% of the Independent Director annual retainer is paid in the form of DSUs. DSUs are notional units, the value of which is tied to the market value of our Common Shares. The value represented by an Independent Director's DSUs can only be realized following his or her retirement from the Board and remains "at risk" until that time.

  •
  Equity Maintenance Requirement: Each Independent Director other than the Chairman is required to hold a minimum of $750,000 of Magna Common Shares and/or DSUs within five years of joining the Board. The Chairman is required to hold a minimum of $1,500,000 of Magna Common Shares and/or DSUs within three years of becoming Chairman.

Each of Magna's nominees is in compliance with the minimum equity maintenance requirement and many exceed it. New directors are entitled to a five year period in which to accumulate the minimum required value of Common Shares and/or DSUs.

The ten nominees held Magna Common Shares and/or DSUs with the following total value, as of the Record Date:

	COMMON SHARES	DSUS		TOTAL EQUITY "AT RISK"(1) ($)	EQUITY MAINTENANCE REQUIREMENT

Scott B. Bonham	–	42,839		1,828,000	Exceeds

Peter G. Bowie	7,000	33,017		1,707,000	Exceeds

Lady Barbara Judge	8,000	113,581		5,187,000	Exceeds

Dr. Kurt J. Lauk	110	26,097		1,118,000	Exceeds

Cynthia A. Niekamp	6,600	5,815		530,000	Complies

William A. Ruh	–	–		–	New Nominee

Dr. Indira V. Samarasekera	–	16,130		688,000	Complies

Donald J. Walker	1,958,455	317,105	(2)	97,075,000	Exceeds

Lawrence D. Worrall	13,628	50,803		2,751,000	Exceeds

William L. Young	1,860	77,287		3,376,000	Exceeds

Notes:

1.
In calculating the value of total equity at risk, we have used the closing price of Magna Common Shares on the NYSE on the Record Date.

2.
Represents Mr. Walker's RSUs, as discussed further in the Compensation Discussion & Analysis section of this Circular.

Meeting Information        15

Biographies of 2017 Nominees

Independent
Scott B. Bonham California, U.S.A. Age: 55 Director Since: May 10, 2012

Mr. Bonham brings to the Board a technology/innovation-centred perspective which reflects his deep understanding of the long-term value creation potential possessed by some of the world's most innovative companies.

Mr. Bonham is a corporate director and the Co-Founder of Intentional Capital, a privately-held real estate investment management company that manages properties serving Canadian entrepreneurs and start-up companies. He also co-founded GGV Capital, an expansion stage venture capital firm with investments in the U.S. and China, where he served as a Partner (2000-2011), and as a Venture Partner (2011-2015). Prior to co-founding GGV in 2000, Mr. Bonham served as Vice-President of the Capital Group Companies, where he managed technology investments across several mutual funds (1996-2000). Mr. Bonham previously served in various marketing roles at Silicon Graphics (1992-1996), as a manufacturing and information systems strategy consultant at Booz, Allen & Hamilton (1989-1992) and systems engineer and maintenance foreman at General Motors of Canada. Mr. Bonham has previously served on a number of private and public company boards and audit committees, including Hurray! Holding Co. Ltd., the shares of which were quoted on the Nasdaq National Market. He is currently a board member of the C100, an association that connects Canadian entrepreneurs and companies with its Silicon Valley network, as well as DenmarkBridge, a public-private initiative that similarly connects Danish companies with Silicon Valley. Mr. Bonham has a B.Sc in electrical engineering (Queen's) and an MBA (Harvard).

Together with Dr. Indira Samarasekera, Mr. Bonham serves as a director of the Bank of Nova Scotia, which provides routine banking services to Magna. Magna's fees to the Bank of Nova Scotia in 2016 amounted to approximately $3.0 million, representing 0.01% of the bank's total 2016 revenues. In the event of a conflict of interest on any matter, Mr. Bonham will not participate in the portion of the meeting at which the matter is discussed, nor in any Board decision on the matter. No such issues arose in 2016.

Other Public Company Boards: Bank of Nova Scotia (Audit/Conduct Review; Corporate Governance); Loblaw Companies Limited (Audit)

Independent
Peter G. Bowie Ontario, Canada Age: 70 Director Since: May 10, 2012

Mr. Bowie brings to the Board financial expertise, a dedication to Audit Committee excellence, a strong understanding of strategy and risk, as well as detailed insight of political and economic dynamics within China.

Mr. Bowie is a corporate director who most recently served as the Chief Executive of Deloitte China from 2003 to 2008, as well as senior partner and a member of the board and the management committee of Deloitte China until his retirement from the firm in 2010. Mr. Bowie was previously Chairman of Deloitte Canada (1998-2000), a member of the firm's management committee and a member of the board and governance committees of Deloitte International. He is a past member of the board of the Asian Corporate Governance Association and has served on a variety of boards in the private and non-governmental organization sectors. Mr. Bowie has a B.Comm (St. Mary's), as well as an MBA (Ottawa) and has received an honorary doctorate (Ottawa). Mr. Bowie completed the Advanced Management Program (Harvard) and is a Fellow of the Institute of Chartered Accountants of Ontario, as well as the Australian Institute of Corporate Directors.

Other Public Company Boards: China COSCO Holding Company Ltd. (Strategic Development (Chair); Risk)

16       Meeting Information

Independent
Lady Barbara Judge London, England Age: 70 Director Since: September 20, 2007

Lady Judge brings to the Board a broad-based global business perspective, complemented by significant legal and regulatory expertise, as well as practical corporate governance and risk management experience. Lady Judge's risk awareness and understanding of risk management processes, drawn in part from her experience in the nuclear industry and as a securities regulator, have been particularly valuable to the EROC, which she chairs.

Lady Judge is a corporate director who previously enjoyed a successful international career as a law firm partner, senior executive, chairman and non-executive director in both the private and public sectors and is highly regarded for her governance expertise. In 2015, Lady Judge assumed the role of National Chair of the Institute of Directors (U.K.), a representative organization for directors with approximately 38,000 members in the U.K. and elsewhere. She previously served as Chairman of the Board of the United Kingdom Atomic Energy Authority (from 2004 to 2010), prior to which she was a Board member (since 2002). In addition, Lady Judge formerly served as a Commissioner of the U.S. Securities Exchange Commission and Deputy Chairman of the U.K. Financial Reporting Council. In 2010, she was appointed a Commander of the Order of the British Empire for her contributions to the financial services and nuclear industries. Lady Judge has a B.A. (U. Penn) and a J.D. (NYU School of Law).

Other Public Company Boards: Portmeirion Group plc (Audit; Compensation; Nominating); Lixil Group Corporation (Compensation); LoopUp Ltd. (Board Chair)

Independent
Dr. Kurt J. Lauk Baden-Württemberg, Germany Age: 70 Director Since: May 4, 2011

Dr. Lauk brings to the Board valuable insights regarding the European automotive industry and the global activities of European OEMs and suppliers, together with a focus on long-term strategy and a strong understanding of technology/innovation both within and outside the automotive industry. Dr. Lauk's analytical perspective also draws upon his significant expertise in global political, economic and strategic affairs.

Dr. Lauk is the co-founder and President of Globe CP GmbH, a private investment firm. He possesses extensive European automotive industry experience, primarily through his positions as Member of the Board of Management and Head of World Wide Commercial Vehicles Division of Daimler Chrysler (1996-1999), as well as Deputy Chief Executive Officer and Chief Financial Officer (with responsibility for finance, controlling and marketing) of Audi AG (1989-1992). Dr. Lauk has other extensive senior management experience, including as Chief Financial Officer and Controller of Veba AG (now known as E.On AG) (1992-1996), Chief Executive Officer of Zinser Textil Machinery GmbH (1984-1989) and as a Partner and Vice-President of the German practice of Boston Consulting Group (1978-1984). Dr. Lauk served as a Member of European Parliament (2004-2009), including as a Member of the Economic and Monetary Affairs Committee and Deputy Member of the Foreign and Security Affairs Committee. He currently serves as a Trustee of the International Institute for Strategic Studies in London and is an honorary professor with a chair for international studies at the prestigious European Business School in Reichartshausen, Germany. Dr. Lauk possesses both a PhD in international politics (Kiel), as well as an MBA (Stanford).

Other Public Company Boards*: None

*
Dr. Lauk was a director of Papierfabrik Scheuffelen GmbH, a private company, when it filed for bankruptcy protection under German law on July 17, 2008.

Meeting Information        17

Independent
Cynthia A. Niekamp Michigan, U.S.A. Age: 57 Director Since: May 8, 2014

Ms. Niekamp brings to the Board extensive senior management and board experience within the global automotive parts industry, including a highly technical understanding of operational matters derived from her engineering background.

Ms. Niekamp is a corporate director who most recently served as the Senior Vice-President, Automotive Coatings, of PPG Industries, Inc. She possesses over 30 years of automotive and other industrial manufacturing experience through her prior roles at PPG (2009 to 2016); BorgWarner, where she served as President & General Manager, BorgWarner Torq Transfer Systems (2004 to 2008); MeadWestvaco Corporation, where she served in various roles (1995 to 2004), including Senior Vice-President & Chief Financial Officer (2003 to 2004) and President, Special Paper Division (1998 to 2002); TRW (1990 to 1995); and General Motors (1983 to 1990). Ms. Niekamp currently serves as a Trustee of Kettering University and previously served on the boards of Rockwood Holdings, Delphi Corp. and Cooper Tire and Rubber, as well as Berkshire Applied Technology Council. Ms. Niekamp has a B.S. in industrial engineering (Purdue), as well as an MBA (Harvard).

Other Public Company Boards: Ball Corporation (Human Resources; Finance)

Independent
William A. Ruh California, U.S.A. Age: 55

Mr. Ruh brings to the Board a track record of success in managing the digital transformation of a large industrial company. He also possesses a wealth of expertise in advanced software and industrial internet solutions, including cloud-based platforms, analytics, and information technology/cybersecurity, developed over the course of a thirty year career in IT.

Mr. Ruh is the chief executive officer for GE Digital as well as the senior vice president and Chief Digital Officer (CDO) for GE. Prior to joining GE, Mr. Ruh was vice president at Cisco Systems, Inc. (2004-2011) where he held global responsibility for developing advanced services and solutions. Mr Ruh has also held executive management positions at Software AG, Inc. (2001-2004); The Advisory Board Company (2000-2001); Concept 5 Technologies (1996-2000); and The MITRE Corporation (1984-2000). In addition to his executive management roles, Mr. Ruh played an instrumental role in establishing the Industrial Internet Consortium by bringing together government, academia and industry leaders to establish standards, best practices and processes for the industrial internet.

Mr. Ruh is an author and a frequent speaker on such topics as emerging business models, cloud computing, analytics, mobile computing, agile development, large scale distributed systems, and machine to machine communications. He has a B.Sc. and M.Sc. in computer science from (California State).

Other Public Company Boards: None

18       Meeting Information

Independent
Dr. Indira V. Samarasekera British Columbia, Canada Age: 64 Director Since: May 8, 2014

Dr. Samarasekera brings to the Board a proven record of technical expertise, demonstrated leadership, tangible success in building international relationships and a long-standing commitment to R&D/innovation, which is one of the company's top priorities.

Dr. Samarasekera is a corporate director and Senior Advisor at Bennett Jones, LLP, who most recently served as the President and Vice-Chancellor of the University of Alberta (2005 to 2015). Dr. Samarasekera is internationally recognized as a leading metallurgical engineer, including for her work on steel process engineering for which she was appointed an Officer of the Order of Canada. Prior to becoming the President of the University of Alberta, Dr. Samarasekera was Vice-President Research and held the Dofasco Chair in Advanced Steel Processing at the University of British Columbia (1996 to 2001). Among other things, Dr. Samarasekera formerly served as Chair of the Worldwide Universities Network and was previously a member of Canada's Science, Technology and Innovation Council as well as Canada's Global Commerce Strategy. Dr. Samarasekera has an M.Sc in mechanical engineering (California), as well as a PhD in metallurgical engineering (British Columbia) and is a professional engineer (P.Eng. – British Columbia) who has been elected as a Foreign Associate of the National Academy of Engineering in the U.S.

Together with Mr. Scott Bonham, Dr. Samarasekera serves as a director at the Bank of Nova Scotia, which provides routine banking services to Magna. Magna's fees to the Bank of Nova Scotia in 2016 amounted to approximately $3.0 million, representing 0.01% of the bank's total 2016 revenues. In the event of a potential conflict of interest on any matter, Dr. Samarasekera will not participate in the portion of the meeting at which the matter is discussed, nor in any Board decision on the matter. No such issues arose in 2016.

Other Public Company Boards: Bank of Nova Scotia (Human Resources; Corporate Governance); TransCanada Corporation (Audit; Governance)

Management
Donald J. Walker Ontario, Canada Age: 60 Director Since: November 7, 2005

Mr. Walker, Magna's Chief Executive Officer, is Management's sole representative on the Board. He brings extensive knowledge and understanding of the automotive industry, as well as the company's culture, operations, key personnel, customers, suppliers and the complex drivers of its success. He has demonstrated a commitment to transparent and effective leadership, responsiveness to the Board and integrity in all aspects of the company's business, while pushing the organization to reach its full potential through World Class Manufacturing, innovation and leadership development. Mr. Walker continues to actively shape Magna's strategic vision and mission in conjunction with the Board, with an unwavering focus on excellence in execution/implementation and legal/regulatory compliance, as well as prudence in stewardship over the company's assets, employees, reputation and value. Mr. Walker was Canada's 2014 Outstanding CEO of the Year™. He was also named to Fortune Magazine's Businessperson of the Year list in 2015; Financial Post Magazine's 2016 Power List of 25 Most Influential Individuals; Canadian Business Magazine's 2016 ranking of Canada's Most Powerful Business People; and Motor Trend Magazine's 2017 Power List.

Mr. Walker previously served as Magna's Co-Chief Executive Officer (2005-2010) and President and Chief Executive Officer (1994-2001). He was formerly the President, Chief Executive Officer and Chairman of Intier Automotive Inc. (2001-2005), one of Magna's former "spinco" public subsidiaries. Prior to joining Magna in 1987, Mr. Walker spent seven years at General Motors in various engineering and manufacturing positions. He is currently the Chair (since October 2011, previously Co-Chair since 2002), of the Canadian Automotive Partnership Council (CAPC) with the Canadian federal and provincial governments, which serves to identify both short- and long-term priorities to help ensure the future health of the automotive industry in Canada. Mr. Walker is also the past Chairman of the Automotive Parts Manufacturers Association (APMA). Mr. Walker is a professional engineer (P.Eng. – Ontario) with a B.Sc in mechanical engineering (Waterloo).

Other Public Company Boards: None

Meeting Information        19

Independent
Lawrence D. Worrall Ontario, Canada Age: 73 Director Since: November 7, 2005

Mr. Worrall brings to the Board extensive automotive industry experience, together with a dedication to Audit Committee excellence and a commitment to the integrity of Magna's financial statements. As Chairman of Magna's Audit Committee, Mr. Worrall has worked extensively with representatives of Deloitte and Management to help maximize the efficiency and effectiveness of the company's internal and external audits. In furtherance of this goal, Mr. Worrall was the Audit Committee's representative in the Canadian Public Accountability Board's audit quality indicators pilot project (2016) aimed at identifying quantitative measures to evaluate audit quality.

Mr. Worrall is a corporate director and certified management accountant who formerly served as the Vice-President, Purchasing, Strategic Planning and Operations, as well as a Director of General Motors of Canada Limited (1995-2000). In his capacity as an officer of GM Canada, Mr. Worrall had responsibility for a number of significant matters, including: purchasing, logistics, GM Canada's manufacturing facilities, forward product planning and the execution of the manufacturing plan for all plants.

Other Public Company Boards: None

Independent
William L. Young Ontario, Canada Age: 62 Director Since: May 4, 2011

Mr. Young, the Chairman of the Board (since 2012), brings to the Board a highly effective consensus-building leadership style anchored by strong business acumen developed across a broad range of businesses and industries. He has been highly effective in cultivating a constructive but independent relationship with Management, as well as an open, constructive dialogue with shareholders, potential investors, shareholder representative organizations and others in the corporate governance community. In his capacity as Chairman of the CGCNC, Mr. Young has been active in engagement with shareholders and instrumental in the evolution of Magna's unique compensation structure in a manner which reasonably preserves its core elements while responsively addressing constructive feedback received from shareholders and others.

Mr. Young is a co-founder and partner of Monitor Clipper Partners, a private equity firm established in 1998. Through his role at Monitor Clipper Partners, together with roles as founding partner of Westbourne Management Group (since 1988) and a partner in the European practice of Bain & Company (1981-1988), Mr. Young possesses significant operational experience, as well as extensive mergers and acquisitions experience. He is Chair Emeritus of the Board of Trustees of Queen's University (Kingston, Ontario) (which he chaired from 2006 to 2012) and has significant private company board and board leadership experience over the last 20 years, including a number of European and U.S.-based companies. Mr. Young is a professional engineer (P.Eng. – Ontario) with a B.Sc in chemical engineering (Queen's) and an MBA (Harvard).

Other Public Company Boards*: None

*
Mr. Young was a director of American Fiber & Yarns and Recycled Paper Greetings, both of which were private companies, when they filed voluntary petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on September 23, 2008 and January 2, 2009, respectively.

20       Meeting Information

Director Compensation

Objectives of Director Compensation

We have structured the compensation for our Independent Directors with the aim of attracting and retaining skilled independent directors and aligning their interests with the interests of our long-term shareholders. To accomplish these objectives, we believe that such compensation must be competitive with that paid by our S&P/TSX60 peer companies, as well as the global automotive and industrial peers in our executive compensation peer group. Additionally, we believe that the majority of such compensation must be deferred until retirement, thus tying the redemption value to the market value of our Common Shares and placing it "at risk" to align the interests of Independent Directors with those of shareholders. Management directors do not receive any compensation for serving as directors.

Compensation Structure

We compensate Independent Directors through a combination of:

  •
  Annual Retainer: Since 2008, this retainer has been fixed at $150,000, of which $90,000 (60%) is automatically deferred until retirement in the form of DSUs and $60,000 (40%) is paid in cash. In addition to the portion automatically deferred in the form of DSUs, Independent Directors may defer up to 100% of their cash compensation in the form of DSUs.

  •
  Board Chair Retainer: The Chair is paid a flat annual retainer of $500,000 for all work performed in any capacity other than as a special committee chair. Of such amount, $300,000 (60%) is automatically deferred in the form of DSUs and $200,000 (40%) is paid in cash, subject to the Chair's election to defer up to 100% of his cash compensation in the form of DSUs.

  •
  Committee Chair and Committee Member Retainers: In recognition of the additional workload of our Committee Chairs and Committee members, additional retainers are paid to each Independent Director acting in any such capacity. These retainers are set at $25,000 for each standing Board Committee. In the case of special committees which may be formed from time to time, the retainer is set at $25,000, unless otherwise determined by the Board. Committee Chair retainers are payable in cash, subject to an Independent Director's election to defer up to 100% of his or her cash compensation in the form of DSUs.

  •
  Meeting and Work Fees: Meeting and work fees are intended to compensate Independent Directors based on their respective contributions of time and effort to Magna matters. The amounts of these fees are listed in the fee schedule below and are payable in cash, subject to an Independent Director's election to defer up to 100% of his or her cash compensation in the form of DSUs.

The CGCNC has responsibility for reviewing Independent Director compensation and typically reviews it approximately every two years. When last reviewed in 2014, the CGCNC engaged its independent compensation advisor, Hugessen Consulting, to review and benchmark Magna's compensation for Independent Directors against two peer groups – one consisting of large capitalization companies in the S&P/TSX60 index and the other consisting of the global automotive and industrial peers in Magna's executive compensation peer group. Hugessen reviewed both the structure of Magna's director compensation program and actual compensation earned against the two peer groups. Its analysis found that while director compensation levels in the industry peer group were

Meeting Information        21

higher than those of the S&P/TSX60 peer group, Magna fell within the competitive norms of both peer groups. Hugessen also noted that Magna's Independent Directors had a greater proportion of their compensation paid in equity (DSUs) and they were subject to more stringent equity maintenance requirements than their peers. Based on Hugessen's review, the CGCNC kept Magna's Independent Director compensation unchanged.

The current schedule of retainers and fees payable to our Independent Directors is set forth below.

RETAINER/FEE TYPE	AMOUNT ($)

Comprehensive Board Chair annual retainer (minimum 60% DSUs; maximum 40% cash)	500,000

Independent Director annual retainer (minimum 60% DSUs; maximum 40% cash)	150,000

Committee member annual retainer	25,000

Additional Committee Chair annual retainer

Audit	25,000

CGCNC	25,000

EROC	25,000

Special Committees (unless otherwise determined by the Board)	25,000

Per meeting fee	2,000

Written resolution	400

Additional services (per day)	4,000

Travel days (per day)	4,000

2016 Independent Directors' Compensation

The following table sets forth a summary of the compensation earned by all individuals who served as Independent Directors during the year ended December 31, 2016.

	FEES EARNED(1)		SHARE- BASED AWARDS(2)

NAME	($)	% OF FEES	($)	% OF FEES	OPTION- BASED AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	PENSION VALUE ($)	ALL OTHER(3) ($)	TOTAL ($)

Scott B. Bonham	NIL	–	314,000	100%	NIL	NIL	NIL	NIL	314,000	(3)

Peter G. Bowie	NIL	–	231,000	100%	NIL	NIL	NIL	NIL	231,000

Hon. J. Trevor Eyton	68,000	30%	158,000	70%	NIL	NIL	NIL	NIL	226,000

V. Peter Harder(4)	64,000	74%	23,000	26%	NIL	NIL	NIL	NIL	87,000

Lady Barbara Judge	NIL	–	291,000	100%	NIL	NIL	NIL	NIL	291,000

Dr. Kurt J. Lauk	37,000	16%	201,000	84%	NIL	NIL	NIL	NIL	238,000

Cynthia A. Niekamp	141,000	61%	90,000	39%	NIL	NIL	NIL	NIL	231,000

Dr. Indira V. Samarasekara	NIL	–	259,000	100%	NIL	NIL	NIL	NIL	259,000

Lawrence D. Worrall	219,000	71%	90,000	29%	NIL	NIL	NIL	NIL	309,000

William L. Young	NIL	–	500,000	100%	NIL	NIL	NIL	NIL	500,000

Notes:

1.
Consists of all retainers and fees paid to the director in cash. NIL indicates that 100% of the retainers and fees earned were deferred in the form of DSUs.

2.
Consists of retainers and fees deferred in the form of DSUs pursuant to the DSU Plan (as defined under "Deferred Share Units").

3.
In addition to performing his duties on two Committees, Mr. Bonham has actively supported the Board's objective of enhancing Magna's approach to innovation. This has included introducing members of Management to potential product and technology partners, investee companies and others, globally. Accordingly, Mr. Bonham's director compensation includes incremental work and travel days, resulting in higher total 2016 compensation than the average of his fellow Independent Directors.

4.
Mr. Harder resigned from the Board effective March 21, 2016 to accept an appointment as Government Representative to the Senate of Canada.

22       Meeting Information

Deferred Share Units

Mandatory Deferral Creates Alignment With Shareholders

We maintain a Non-Employee Director Share-Based Compensation Plan (the "DSU Plan") which governs the retainers and fees that are deferred in the form of DSUs. In addition to the 60% of the annual retainer that is automatically deferred, each Independent Director may annually elect to defer up to 100% (in increments of 25%) of his or her total annual cash compensation from Magna (including Board and Committee retainers, meeting attendance fees, work and travel day payments and written resolution fees). All DSUs are fully vested on the date allocated to an Independent Director under the DSU Plan. Amounts deferred under the DSU Plan cannot be redeemed until an Independent Director's retirement from the Board. The mandatory deferral until retirement aims to align the interests of Independent Directors with those of shareholders.

DSU Value is "At Risk"

DSUs are notional stock units. The value of a DSU increases or decreases in relation to the NYSE market price of one Magna Common Share and dividend equivalents are credited in the form of additional DSUs at the same times and in the same amounts as dividends that are declared and paid on our Common Shares. Upon an Independent Director's retirement from the Board, we will deliver Magna Common Shares equal to the number of whole DSUs credited to the Independent Director in satisfaction of the redemption value of the DSUs.

Director Stock Options

We previously granted stock options to Independent Directors, with the last such grant having been made in May 2010. We amended and restated our 2009 Stock Option Plan in 2013 to, among other things, eliminate Independent Directors as eligible participants for future awards under the plan. A total of 5,000 previously granted options which remained unexercised as of December 31, 2016 were exercised before the date of this Circular. Accordingly no director stock options are outstanding and no new director stock options will be granted.

Outstanding Option-Based & Share-Based Awards

Outstanding option-based and share-based awards (DSUs) for each of our Independent Directors as of December 31, 2016 were as follows:

	OPTION-BASED AWARDS				SHARE-BASED AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)	OPTION EXERCISE PRICE (C$)	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS(1) ($)	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (#)	MARKET OR PAYOUT VALUE OF SHARE- BASED AWARDS THAT HAVE NOT VESTED ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED(2) ($)

Scott B. Bonham	NIL	NIL	NIL	NIL	NIL	NIL	1,847,000

Peter G. Bowie	NIL	NIL	NIL	NIL	NIL	NIL	1,424,000

Hon. J. Trevor Eyton	NIL	NIL	NIL	NIL	NIL	NIL	1,368,000

Lady Barbara Judge	5,000	17.99	05/09/17	150,000	NIL	NIL	4,898,000

Dr. Kurt J. Lauk	NIL	NIL	NIL	NIL	NIL	NIL	1,125,000

Cynthia A. Niekamp	NIL	NIL	NIL	NIL	NIL	NIL	251,000

Dr. Indira V. Samarasekera	NIL	NIL	NIL	NIL	NIL	NIL	696,000

Lawrence D. Worrall	NIL	NIL	NIL	NIL	NIL	NIL	2,193,000

William L. Young	NIL	NIL	NIL	NIL	NIL	NIL	3,333,000

Notes:

1.
Determined using the closing price of Magna Common Shares on the TSX on December 30, 2016 and the BoC exchange rate on such date, since these options are denominated in C$.

2.
Represents the value of Independent Directors' aggregate DSU balance, which includes dividends credited in the form of additional DSUs, based on the closing price of Magna Common Shares on the NYSE on December 30, 2016.

Meeting Information        23

Incentive Plan-Awards – Value Vested During the Year

The values of option-based and share-based awards (DSUs) which vested in the year ended December 31, 2016 are set forth below in respect of each of our Independent Directors:

NAME	OPTION-BASED AWARDS – VALUE VESTED DURING THE YEAR ($)	SHARE-BASED AWARDS – VALUE VESTED DURING THE YEAR(1) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION – VALUE EARNED DURING THE YEAR ($)

Scott B. Bonham	NIL	352,000	NIL

Peter G. Bowie	NIL	260,000	NIL

Hon. J. Trevor Eyton	NIL	187,000	NIL

V. Peter Harder	NIL	30,000	NIL

Lady Barbara Judge	NIL	398,000	NIL

Dr. Kurt J. Lauk	NIL	224,000	NIL

Cynthia A. Niekamp	NIL	94,000	NIL

Dr. Indira V. Samarasekera	NIL	272,000	NIL

Lawrence D. Worrall	NIL	128,000	NIL

William L. Young	NIL	568,000	NIL

Note:

1.
Represents the aggregate grant date value of retainers and fees deferred in the form of DSUs in 2016, together with dividends credited in the form of additional DSUs on Independent Directors' aggregate DSU balance, which includes DSUs granted in prior years.

Trading Blackouts and Restriction on Hedging Magna Securities

Trading Blackouts

Directors are subject to the terms of our Insider Trading and Reporting Policy and Code of Conduct & Ethics, both of which restrict directors from trading in Magna securities while they have knowledge of material, non-public information. One way in which we enforce trading restrictions is by imposing trading "blackouts" on directors for specified periods prior to the release of our financial statements and as required in connection with material acquisitions, divestitures or other transactions. The regular quarterly trading blackouts commence at 11:59 p.m. on the last day of each fiscal quarter and end 48 hours after the public release of our quarterly financial statements. Special trading blackouts related to material transactions extend to 48 hours after the public disclosure of the material transaction or other conclusion of the transaction.

Anti-Hedging Restrictions

Directors are not permitted to engage in activities which would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include "puts", "collars", equity swaps, hedges, derivative transactions and any transaction aimed at limiting a director's exposure to a loss or risk of loss in the value of the Magna securities which he or she holds.

24       Meeting Information

Corporate Governance Overview

Magna believes that strong corporate governance practices are essential to fostering stakeholder trust and confidence, management accountability and long-term shareholder value. Beginning in the Fall of 2010, Magna embarked on a program of corporate governance renewal which has been well-received by shareholders and recognized in the corporate governance community as well as the media. We believe that our current corporate governance practices reflect virtually all corporate governance best practices recognized in Canada and the significant improvement in third-party corporate governance rankings and ratings of our governance evidences this. Nevertheless, we will continue to monitor and, where appropriate, adapt our practices as corporate governance practices in Canada continue to evolve.

Governance Regulation

Magna's Common Shares are listed on the TSX (stock symbol: MG) and the NYSE (stock symbol: MGA). In addition to being subject to regulation by these stock exchanges, we are subject to securities and corporate governance regulation by the Canadian Securities Administrators ("CSA"), including the Ontario Securities Commission, which is Magna's primary securities regulator. Magna is also regulated by the United States Securities and Exchange Commission ("SEC") as a "foreign private issuer".

We meet or exceed all of the guidelines established by the CSA in National Policy 58-201 – Corporate Governance Guidelines. Additionally, although we are not required to comply with most of NYSE's Corporate Governance Standards, our practices do not differ significantly from them. Any such differences are discussed in the "Statement of Significant Governance Differences (NYSE)" which can be found on our website (www.magna.com) under "Corporate Governance".

Magna also monitors the voting policies, corporate governance guidelines and recommended best practices of our largest institutional shareholders, shareholder representative organizations, such as the Canadian Coalition for Good Governance, as well as proxy advisory firms, such as Institutional Shareholder Services and Glass Lewis & Co.

Approach to Corporate Governance

Board's Stewardship Role

The Board is responsible for the overall stewardship of Magna. To this end, the Board: supervises the management of the business and affairs of Magna in accordance with the legal requirements set out in the Business Corporations Act (Ontario) ("OBCA"), as well as other applicable law; and, jointly with Management, seeks to create long-term shareholder value. The Board's stewardship role, specific responsibilities, compositional requirements and various other matters are set forth in the Board Charter, which can be found on our website (www.magna.com) under "Corporate Governance".

Consistent with the standard of care for directors under the OBCA, each director on the Board seeks to act honestly and in good faith with a view to the best interests of the corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The standard of care under Ontario corporate law differs from that of some other common law jurisdictions, by requiring directors to act in the "best interests of the corporation" as opposed to the "best interests of shareholders". This distinction effectively recognizes that while individual shareholders may have conflicting interests, investment intents and

Corporate Governance        25

investing horizons, the stewards of a corporation must act with a view to the interests of the corporation as a whole. Consistent with case law developed under the OBCA and equivalent federal and provincial corporate statutes in Canada, Magna's Board seeks to consider and balance the impact of its decisions on its affected stakeholders, including shareholders, other security holders and employees.

Board Charter

Our corporate governance framework is set forth in our Board Charter, which has been filed on SEDAR (www.sedar.com) and is available on our website (www.magna.com) under "Corporate Governance". The Board Charter articulates the stewardship role mentioned above and identifies specific responsibilities to be fulfilled by the Board, including:

  •
  Corporate Culture and Approach to Corporate Governance: Magna maintains a unique entrepreneurial corporate culture which we believe has been critical to our past success and expect will be critical to our future success. The Board oversees and reinforces that culture and Magna's overall approach to corporate governance, including by determining the specific policies and practices which the Board believes to be in the best interests of the company. The Board has delegated to the CGCNC the responsibility for making recommendations with respect to corporate governance matters.

  •
  Oversight of Executive Management: The Board selects our Chief Executive Officer and provides oversight and advice to the Chief Executive Officer regarding other members of the executive management team. Additionally, the Board is responsible for satisfying itself as to the integrity of each member of Executive Management and the creation by the Executive Management team of a culture of integrity and ethical business conduct throughout the company.

  •
  Executive Compensation: The Board seeks to ensure that our system of executive compensation is effective in attracting, retaining and motivating skilled executives to responsibly achieve the long-term objectives established through the company's strategic planning process. In fulfilling its responsibilities, the Board considers the policies and practices which have been proven effective over Magna's history, general trends and developments in executive compensation, the advice of the Board's independent advisors, as well as feedback received from shareholders and investors through the company's annual advisory vote on executive compensation and shareholder engagement efforts. The Board has delegated to the CGCNC the responsibility for making recommendations on executive compensation matters.

  •
  Succession Planning: The Board satisfies itself that the company has developed appropriate succession plans identifying potential future candidates for all positions within Executive Management, management of Magna's Operating Groups and other key positions in the company. In fulfilling these responsibilities, the Board aims to satisfy itself that Magna's succession processes:

  •
  have been structured to enable the Board to promptly address an unplanned succession event involving the Chief Executive Officer; and

  •
  include robust and effective talent management practices to identify, reward, retain and promote high-performing employees.

    The Board receives regular updates on Magna's leadership development and succession planning activities, from our Chief Executive Officer and our Chief Human Resources Officer. Overall, the Board is satisfied that Magna has in place appropriate succession plans addressing key positions within the company, including the Chief Executive Officer's, as well as a leadership development system which supports the company's succession planning objectives more generally. The Board has had the opportunity to engage with a number of future potential leaders of the company and is satisfied that there

26       Corporate Governance

    is a pool of qualified internal candidates to fill critical Management positions which become available from time to time.

  •
  Strategic Planning: The Board is responsible for overseeing the company's long-term strategy. In fulfilling this responsibility, the Board meets with Executive Management and Operating Group management in a dedicated business and strategic planning session held early each calendar year. At this session, the Board aims to enhance its understanding of trends, opportunities and risks over a three to seven-year horizon. It also provides Executive Management and Operating Group management with such advice and counsel needed to help ensure that any business and strategic plans approved by the Board fully reflect the Board's strategic priorities and appropriately address the trends, opportunities and risks facing the company. The Board receives regular updates from the Chief Executive Officer and other members of Executive Management regarding progress in achieving the company's strategic priorities. Implementation of the strategic plan and achievement of strategic priorities identified by the Board are factors considered and assessed by the CGCNC and Board in making long-term incentive grants.

    The Board also oversees the allocation of capital and annually approves the capital expenditures budget for that fiscal year at the business and strategic planning session. In approving capital, the Board is focused on ensuring that the company can deliver on the Board-approved strategic priorities and meet its product and program commitments to customers. Updates regarding changes in capital expenditure needs are presented quarterly and further Board approval is required where the company's capital expenditures are forecast to exceed the Board-approved amount for that year.

  •
  Enterprise Risk Management: The Board is responsible for satisfying itself as to the existence of effective processes to identify and mitigate Magna's principal business risks. In fulfilling its oversight responsibility, the Board satisfies itself that Management has implemented appropriate strategies to address the strategic and competitive challenges faced by the company over different time horizons, manage day-to-day operational risks, promote legal and regulatory compliance and ethical conduct, safeguard corporate assets and maintain appropriate financial and internal controls designed to protect the integrity of Magna's financial statements. The Board's approach to enterprise risk recognizes that risk and reward are "flip sides of the same coin", but that management decision-making must be infused with both an awareness and understanding of such risks, as well as a clear understanding of the limits of risk that the Board will accept.

    The Board maintains risk oversight responsibility for strategic risks and has delegated specific areas of risk oversight to its standing Committees so that the directors on such Committees can bring their particular knowledge and expertise to the risks falling within the Committee's authority. For example, the Board has delegated to the Audit Committee the oversight responsibility for financial/financial reporting and information technology/security risks, while the CGCNC has been delegated oversight responsibilities for governance, compensation and succession risks. The EROC has been delegated oversight responsibility for health, safety, environmental, legal/regulatory compliance and operational risks, as well as risks not falling within the other Committees' mandates and it seeks to coordinate with the Audit Committee and CGCNC in respect of their risk responsibilities. Directors have been cross-appointed between the Audit Committee and EROC, as well as the CGCNC and EROC, to assist the Committees in sharing their risk management knowledge and coordinating their risk oversight activities.

  •
  Shareholder Engagement: We value constructive dialogue with shareholders and investors and regularly engage with shareholders throughout the year to better understand their perspectives regarding Magna. Where possible, we consider the feedback received from such meetings in refining Magna's policies, practices and/or public disclosures.

Corporate Governance        27

    The Board's shareholder engagement activities are led by Mr. Young, the Chairman of the Board and the CGCNC. Board-led discussions typically relate to matters such as corporate governance and executive compensation. Significant shareholder and investor outreach is also conducted by members of our Executive Management team as part of our regular investor relations activities. Feedback communicated by shareholders and investors to the Executive Management team is shared with the CGCNC on a quarterly basis and the Chairman of the Board reports to the CGCNC and the full Board on a quarterly basis regarding shareholder engagement activities conducted by him.

In addition to identifying the above responsibilities, the Board Charter helps to define the role of the Board with respect to various fundamental actions, such as financial statements, material public disclosure documents, business plans and capital expenditure budgets, material financing documents, major organizational restructurings, material acquisitions and divestitures, as well as major corporate policies. We believe that the identification and definition of Board responsibility for the foregoing items promotes Board independence.

Shareholder Democracy

Magna's approach to corporate governance reflects the following basic principles of shareholder democracy:

  •
  One Share, One Vote: We have a single class of shares, with each share entitled to one vote.

  •
  Majority Voting: Under applicable corporate law, shareholders can only vote "for" or "withhold" their vote for director nominees. A "withhold" vote is an abstention or non-vote instead of a vote against the nominee. As a result, a single "for" vote can result in a nominee being elected, no matter how many votes were withheld. We have adopted a majority voting policy in our Board Charter, under which we treat "withhold" votes as if they were votes against a nominee in the case of an uncontested election (i.e. one in which the number of nominees equals the number of Board positions). A nominee who is legally elected as a director but receives more "withhold" votes than "for" votes must immediately tender a resignation to the Chair of the CGCNC for its consideration. Detailed voting results are disclosed in a press release issued after each shareholder meeting, so that shareholders can easily understand the level of support for each nominee, as well as each other item of business at the meeting.

    A director who has tendered a resignation under our majority voting policy is not permitted to participate in the CGCNC's consideration of how to handle the resignation. Unless there are exceptional circumstances, the CGCNC shall recommend and the Board shall accept the resignation, effective within no more than 90 days after the annual meeting. We will promptly disclose in a press release the determination made by the Board and, in the event they reject a resignation under the majority voting policy, we will disclose the nature of the exceptional circumstances underlying the refusal to accept the resignation.

    Where the CGCNC accepts a director's resignation under our majority voting policy, it may recommend and the Independent Directors may accept one of the following three outcomes:

    •
    leave the resulting vacancy unfilled;

    •
    fill the vacancy by appointing someone other than the director who resigned; or

    •
    call a special meeting of shareholders at which a nominee other than the one who resigned will be proposed for election.

  •
  Shareholder Proposals: Subject to meeting certain technical requirements, shareholders are entitled under applicable corporate law to put forward proposals to be voted on at a meeting of shareholders.

28       Corporate Governance

    The Board will give serious consideration to the voting results for shareholder proposals, even if they are only advisory in nature.

  •
  Corporate Transactions Involving the Issuance of 25% or More of Our Issued and Outstanding Common Shares: We recognize that corporate transactions involving the issuance of a significant proportion of Common Shares may be material and should be approved by shareholders. In the event of a transaction which would involve the issuance of 25% or more of our issued and outstanding Common Shares, we will obtain shareholder approval before proceeding with the transaction.

Ethical Business Conduct

We maintain a Code of Conduct & Ethics, which is disclosed on the corporate governance section of our website (www.magna.com) in multiple languages. The Code, which is administered and overseen by the EROC, applies equally to all of our directors, officers and employees. The Code is reviewed every two years and proposed amendments must be approved by the Board. Any waivers of the Code for directors or executive officers must be approved by the EROC, while waivers for other employees must be approved by our Chief Legal Officer, Corporate Secretary or Chief Human Resources Officer. No waivers of the Code were granted in 2016.

The EROC also oversees our ethics and legal compliance training program ("ELC Program"), which aims to assist employees in understanding the values, standards and principles underlying the Code of Conduct & Ethics, as well as the application of such values, standards and principles to real-life situations encountered by employees in different roles. Our ELC Program involves multiple elements, including both live and online training on legal compliance and ethics topics generally, as well as the application of our compliance policies and procedures to factual scenarios. During 2016, the EROC oversaw the retention of an external third party to provide an independent benchmarking assessment of the structure and effectiveness of the ELC Program. The assessment report confirmed that Magna maintains an ELC Program that reflected both a highly commendable "tone from the top" and a great deal of thoughtful and rigorous design and implementation of the various program measures. The report included recommendations to ensure the ELC Program functioned at the "best in class" level, including adoption of an ELC charter which provides the Chief Compliance Officer with a dotted-line reporting relationship to the EROC. The EROC continues to monitor the implementation of recommendations from the benchmarking assessment.

We maintain a confidential and anonymous whistle-blowing line known as the Good Business Lines ("GBL"), which is overseen by the Audit Committee. Stakeholders may make submissions to the GBL by phone or internet. The intake of all such submissions is managed by a third-party service provider and submissions are investigated by Magna's Internal Audit Department, Corporate Security Department, In-House Legal Department or external counsel (where applicable).

Corporate Social Responsibility

For decades, Magna has not only believed in the principle of being a good corporate citizen, but has demonstrated that commitment through our support for numerous social and charitable causes, primarily in the communities around the world in which our employees live and work. Through our donations and sponsorships, we provide significant support to local communities in areas such as health/wellness, youth sports, technical and vocational training and education, as well as culture. Aside from our local communities, we recognize the devastation that may be inflicted on communities by natural disasters and thus have contributed significant amounts to reputable charitable organizations, in support of refugee aid, as well as earthquake, tsunami, hurricane and other disaster relief.

In addition to such charitable giving, Magna's commitment to social responsibility is reflected in our approach to the following issues.

Corporate Governance        29

  •
  The Environment: Our Health, Safety and Environmental Policy (the "HSE Policy") articulates the company's goal of being an industry leader in health, safety and environmental practices, with the intention of minimizing the impact of our operations on the environment and providing safe and healthful working conditions. The HSE Policy also commits Magna to regular evaluation and monitoring of its activities impacting employee health and safety and the environment, the efficient use of natural resources, minimization of waste streams and emissions and innovation to reduce the environmental impact of our products. A rigorous system of environmental controls and best practices applies to all of our facilities globally, which has been supplemented by a program of regular third party and internal audits and inspections, the results of which are reported to the EROC. In connection with our commitment to environmental stewardship, 257 or 69% of our manufacturing facilities were ISO 14001 certified as at December 31, 2016 and 38 facilities were ISO 50001 certified as of such date.

  •
  Carbon Emissions and Water Use: Our manufacturing facilities are not significant greenhouse gas emitters or water users. Nevertheless, we participate in the Carbon Disclosure Project, a not-for-profit project providing investors with information relating to corporate greenhouse gas emissions, water use and perceived corporate risk due to climate change.

  •
  Employee Health & Safety / Global Working Conditions: Our commitment regarding the health and safety of our people is also reflected in our Employee's Charter, Code of Conduct & Ethics, as well as our Global Working Conditions. The Employee's Charter reiterates our promise to provide employees with a safe and healthful working environment. To the extent an employee believes we have not fulfilled our promise, he or she has numerous avenues to elevate the concern, including our Employee Hotline. Our Global Working Conditions reflect our commitment to providing working conditions and standards that result in dignified and respectful treatment of all of our employees globally, as well as those within our supply chain. Our Global Working Conditions, together with our Code of Conduct & Ethics, prohibit use of child, underage, slave or forced labour. Among other things, the Global Working Conditions also articulate our belief that workers have the right to associate freely and join labour unions or workers' councils in accordance with applicable laws. Our Global Working Conditions are an integral part of our supplier package and a failure by any of our suppliers to comply with its terms can result in the termination by Magna of the supply relationship.

  •
  United Nations Global Compact ("UNGC"): Magna supports the ten principles underlying the UNGC, a public-private initiative offering a policy framework for the development, implementation and disclosure of sustainability principles and practices related to four core areas: human rights, labour, the environment and anti-corruption. The ten principles of the UNGC include: respect for internationally proclaimed human rights; non-complicity in human rights abuses; upholding the freedom of association and right to collective bargaining; elimination of all forms of forced and compulsory labour; abolition of child labour; elimination of discrimination in employment; support for a precautionary approach to environmental challenges; undertaking initiatives to promote greater environmental responsibility; encouraging the development and diffusion of environmentally friendly technologies; and working against all forms of corruption.

  •
  Conflict Minerals: Magna supports automotive industry efforts to rid automobile parts and assemblies of conflict minerals such as gold, tantalite, tungsten and tin which are sourced from mines under the control of armed groups in the Democratic Republic of Congo and certain neighboring countries. We continue to work with our customers, suppliers and other fellow members of the Automotive Industry Action Group ("AIAG") to identify products and materials which contain such "conflict minerals" and to increase awareness and accuracy of conflict minerals reporting. Magna's approach to conflict minerals is annually reported to the CGCNC.

30       Corporate Governance

Diversity

Magna is committed to an operating philosophy, reflected in the company's long-standing Employee's Charter, which is based on fairness and concern for people. One of the core principles in the Employee's Charter is that of fair treatment – Magna offers equal opportunities based on an individual's qualifications and performance, free from discrimination or favouritism. Employees' personal career growth and advancement are intended to be based on merit. Any employee who believes that the company is not living up to any of the principles in the Employee's Charter, including the principle of fair treatment, can seek redress through the Hotline, a confidential and anonymous process established to give employees a mechanism to hold Magna accountable for implementing the principles in the Employee's Charter.

In light of the principles underlying Magna's fair enterprise culture and the arbitrariness of targets, Magna has not adopted targets regarding gender or other forms of diversity in its workforce generally, or within the ranks of its executive officers. Currently, one of twenty-five (4%) corporate officers is female and none of the senior managers of Magna's Operating Groups is female. Nevertheless, the subject of gender diversity within management ranks is one factor which is considered by both Management and the Board in the context of succession planning for key positions throughout the company.

Board Leadership

We believe that an independent Board Chair is a necessity for a high-functioning, independent and effective Board. Accordingly, the Independent Directors elected at each annual meeting select from among themselves one Independent Director who will serve as Chair of the Board. William Young has acted in that capacity since May 2012.

The primary duties and responsibilities of the Board Chair are set out in a position description contained in our Board Charter and include:

  •
  representing the Board in discussions with third parties;

  •
  representing the Board in discussions with Executive Management;

  •
  generally ensuring that the Board functions independently of Management;

  •
  assisting in recruiting to the Board director candidates who have been identified by the CGCNC; and

  •
  overseeing the annual evaluation process of the Board and its Committees.

The Board can delegate additional responsibilities to the Board Chair at any time. Any change to the basic responsibilities listed in the Board Charter must be approved by the Board.

Board Independence

Shareholders are best served by a strong Board which exercises independent judgment, as well as prudent and effective oversight on behalf of shareholders. Assuming all of the Nominees listed in this Circular are elected with a majority of votes, nine out of ten, or 90%, of the directors on our Board will be "independent". This exceeds the minimum two-thirds independence requirement contained in our Board Charter and recommended by the Canadian Coalition for Good Governance, as well as the recommendation in National Policy 58-201 that a majority of directors be independent.

Corporate Governance        31

Definition of Independence

A Magna director is considered to be independent only after the Board has affirmatively determined that the director has no direct or indirect material relationship which could interfere with the exercise of his or her independent judgment. This approach to determining director independence draws upon the definition contained in Section 1.4 of National Instrument 52-110 ("NI 52-110") and Section 303A.02 of the NYSE's Corporate Governance Listing Standards, as well as the specific relationships identified in those instruments as precluding a person from being determined to be an independent director.

Audit Committee members are subject to a higher standard of independence than other directors, consistent with Section 1.5 of NI 52-110. Under this standard, a person cannot be considered an independent director for purposes of Audit Committee membership if he or she is a partner, member, executive officer, managing director or person in similar position at an accounting, consulting, legal, investment banking or financial advisory services firm providing services to Magna (including any subsidiary) for consulting, advisory or other compensatory fees.

In determining whether any candidate for service on the Board is independent, information is typically compiled from a variety of sources, including: written questionnaires completed by directors/candidates; information previously provided to us by directors; our records relating to relationships with accounting, consulting, legal, investment banking or financial advisory services firms, together with information provided to us by such firms; and publicly available information. The CGCNC is provided with a summary of all such relationships (whether or not material) known by Magna based on the foregoing sources. Following the CGCNC's consideration and assessment of such information, it presents its recommendation to the Board for approval.

Additional Ways In Which Independence is Fostered

Aside from the two-thirds independence requirement, there are other ways in which Board independence is fostered, including:

  •
  separation of the roles of Board Chair and Chief Executive Officer, together with position descriptions defining such roles;

  •
  a requirement that the Chief Executive Officer resign from the Board when he or she retires from Management;

  •
  the use of in camera sessions at every Board and Committee meeting;

  •
  the right of the Board and each Committee to engage independent legal, financial and other advisors at Magna's expense;

  •
  limitations on board interlocks;

  •
  the Board and Committee Chair's authority over meeting agendas and attendees; and

  •
  Independent Directors' right to discuss any matter with any employee or any advisor to the company (in addition to independent advisors).

CEO Position Description

A position description has been developed for the Chief Executive Officer to further promote the independence of the Board and to define the limits of the Chief Executive's authority. His basic duties and responsibilities include:

  •
  overall direction of Magna's operations, including top-level customer contact;

  •
  development and implementation of Magna's product, geographic, customer, merger/acquisition and growth strategies;

  •
  promotion of Magna's decentralized, entrepreneurial corporate culture;

32       Corporate Governance

  •
  development of Magna's management reporting structure;

  •
  management succession planning;

  •
  together with the CGCNC, determination of compensation for members of Corporate Management;

  •
  human resources management;

  •
  interaction with the Board on behalf of Management; and

  •
  communication with key stakeholders.

Director Conflicts of Interest and Related Party Transactions

Where a director has a conflict of interest regarding any matter before the Board, the conflicted director must declare his or her interest, depart the portion of the meeting during which the matter is discussed and abstain from voting on the matter. However, as permitted by the OBCA, directors are permitted to vote on their own compensation for serving as directors.

The CGCNC is generally responsible for reviewing and making recommendations to the Board regarding related party transactions. In the case of a related party transaction which is material in value, the unconflicted members of the Board may choose to establish a special committee composed only of Independent Directors to review and make recommendations to the Board. Related party transactions include those between Magna (including any subsidiary) and a director, officer or person owning more than 10% of our Common Shares. In reviewing and making recommendations regarding related party transactions, the CGCNC seeks to ensure that transaction terms reflect those which would typically be negotiated between arm's length parties, any value paid in the transaction represents fair market value and that the transaction is in the best interests of the company. There were no such related party transactions during 2016 .

Board Renewal and Director Recruitment

Board Renewal

Magna's Board has undergone significant renewal in the last five years, the result of which is that the average tenure of the ten nominees standing for election at the Meeting is 6.0 years. The CGCNC believes that the average age of such nominees (64 years) is appropriate and that there is a reasonable balance of relevant skills/expertise, gender and geographic expertise.

Nomination Process

The CGCNC is responsible for recommending to the Board the nominees for election at each annual meeting of the company's shareholders. The CGCNC annually considers the composition of the Board and makes an assessment as to any potential skill/expertise gaps which may need to be filled through recruitment of one or more additional directors. In making its assessment, the CGCNC considers input received from the Board as a whole, including through the Board's most recent Board self-assessment process, as well as from shareholders and other stakeholders.

Where the CGCNC decides that there may be a skill/expertise gap which needs to be addressed, it typically retains a professional search firm to help identify the broadest range of candidates with the skill/expertise being sought. Potential candidates may also be recommended by existing directors, members of Management, external advisors, shareholders or others. The names of candidates coming from other sources are provided to the search firm retained by the CGCNC for its recommendation as to suitability. The CGCNC will typically interview a short list of three to five candidates for each Board seat it seeks to fill. Once the CGCNC has identified its preferred candidate(s), it will seek feedback from the Board as a whole and will use its best efforts to provide Board

Corporate Governance        33

members with an opportunity to meet the preferred candidate(s) in person. Feedback from any such meetings is considered by the CGCNC before making its formal recommendation to the Board.

Board Diversity

We value and welcome a diversity of views and perspectives on the Board and, accordingly, the CGCNC aims to recruit candidates who reflect a range of views, perspectives, expertise, experience and backgrounds. The Board has not adopted a diversity policy, nor has it set specific targets to be met with respect to diverse candidates, since such targets may be arbitrary. Instead, the CGCNC has focused on reinforcing a Board culture in which candidates of all backgrounds are valued equally and on professionalizing the director search process. In doing so, the CGCNC seeks to ensure that the broadest possible range of qualified candidates is brought forward for consideration, with no qualified candidate excluded based on any personal characteristic or attribute which is unrelated to the individual's ability to effectively carry out his or her duties as a director. This view frames the CGCNC's approach to the recruitment of female directors. Currently, three of nine (33%) Independent Directors and three of ten (30%) members of the Board as a whole, are female directors.

Age and Term Limits

We have not established age or term limits for directors, since such targets may be arbitrary. However, the CGCNC is committed to ensuring that Independent Directors remain active, engaged and effective participants and that they are able to function independently of Management. In considering whether to nominate a director for re-election, the CGCNC places significant emphasis on the feedback received through the Board's annual self-assessment process, which includes peer review components. The CGCNC also considers whether the length of an Independent Director's tenure on the Board could or could reasonably be viewed as affecting his or her independence.

Annual Board Effectiveness Assessment

Magna maintains an annual Board effectiveness assessment process which aims to assist in the identification of short and long-term Board priorities, as well as the assessment of the overall functioning of the Board, its Committees and individual directors. The effectiveness assessment, which is overseen by the CGCNC, typically consists of three components:

•     a detailed, standardized questionnaire completed by each director, which includes self-assessment and peer review components;

•     confidential one-on-one interviews of each director by the Board Chair to follow-up on comments received by each director in his or her questionnaire, elicit any other feedback which a director may prefer to communicate in person and communicate to each director general feedback from the peer review questions in the questionnaire; and

•     confidential one-on-one interviews of each director by an external facilitator, to elicit feedback regarding the Board Chair's performance, as well as any other feedback which a director may prefer to communicate anonymously.

Following completion of the effectiveness assessment process, the Board Chair and the external facilitator will review overall findings with the CGCNC. Such findings and the CGCNC's recommendations are then presented to and discussed with the Board, following which the Board Chair and the Chief Executive Officer meet to agree on an action plan to address the feedback and implement the Board's recommendations.

34       Corporate Governance

Board Structure and Effectiveness

In order to enable it to effectively fulfill its responsibilities, the Board has established three standing Committees – Audit Committee, CGCNC and EROC. The mandate of each standing Committee is detailed in a Committee charter, which has been filed on SEDAR (www.sedar.com) and is available on our website (www.magna.com) under "Corporate Governance".

Committee Composition and Independence

The CGCNC makes recommendations to the Board regarding the staffing of Board Committees with Independent Directors. Management directors are not allowed to serve on any Board Committees.

The CGCNC considers the skills and experience of each Independent Director in relation to each Committee's mandate and aims to place Independent Directors on the Committee(s) for which their skills and expertise are most relevant. Several Independent Directors currently serve on more than one Committee – for example, two Audit Committee members also serve on the EROC and one CGCNC member serves as chair of the EROC. Such cross-appointments are intended to facilitate the sharing of knowledge and expertise between Committees, as well as to better enable a Committee such as EROC to coordinate its activities across the Board's Committees. Committee membership was as follows during 2016:

NAME	AUDIT	CGCNC	EROC

Scott B. Bonham	/*/		/*/

Peter G. Bowie	/*/

Hon. J. Trevor Eyton		/*/

Lady Barbara Judge		/*/	Chair

Dr. Kurt J. Lauk	/*/

Cynthia A. Niekamp			/*/

Dr. Indira V. Samarasekera		/*/

Lawrence D. Worrall	Chair		/*/

William L. Young		Chair

The Board believes that Committee independence is critical to enabling the Board to exercise prudent and effective oversight. In addition to permitting only Independent Directors to serve on Committees, Committee independence is promoted in a number of ways, including the:

  •
  use of in camera sessions at every Committee meeting;

  •
  right of each Committee to retain independent advisors at Magna's expense;

  •
  inclusion in each Committee Charter of a position description for the Committee Chair;

  •
  Committee Chairs' authority over meeting agendas and attendees;

  •
  Committee members' right to discuss any matter with any employee or any advisor to the company (in addition to independent advisors); and

  •
  right of any Committee member to call a Committee meeting.

Corporate Governance        35

Special Committees

In addition to its standing Committees, the Board has from time to time established special committees composed entirely of Independent Directors to review and make recommendations on specific matters or transactions. There were no special committees during 2016.

Director Attendance

We expect directors to attend all Board meetings, as well as all meetings of the Committees on which they serve, and are welcome to attend any other Committee meeting. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly where meetings are called on short notice. Our Board Charter contains a minimum attendance requirement of 75% for all regularly scheduled Board and Committee meetings, except where an absence is due to a medical or other valid reason. In 2016, attendance by directors at all Board and Committee meetings (in aggregate) was 100% and 98%, respectively.

Director Orientation and Education

We are committed to ensuring that Independent Directors are provided with a comprehensive orientation aimed at providing them with a solid understanding of a broad range of topics, including:

  •
  our business and operations;

  •
  consolidated and Operating Group strategic and business plans;

  •
  trends and risks impacting the automotive industry;

  •
  our capital structure;

  •
  key enterprise risks and risk mitigation policies and practices;

  •
  our system of internal controls;

  •
  our internal audit program;

  •
  the external auditors' audit approach and areas of emphasis;

  •
  our human resources policies and practices, including succession planning;

  •
  our environmental and health/safety policies and practices;

  •
  our Code of Conduct & Ethics, as well as our legal compliance program;

  •
  our system of corporate governance;

  •
  fiduciary duties and legal responsibilities applicable to directors of an Ontario corporation; and

  •
  other matters.

We also aim to provide all directors with a continuing education program to assist them in furthering their understanding of our business and operations and the automotive industry, as well as emerging trends and issues in such areas as:

  •
  corporate governance;

  •
  risk management;

  •
  development of human capital;

  •
  executive compensation;

  •
  ethics and compliance;

  •
  mergers and acquisitions; and

  •
  legal/regulatory matters.

36       Corporate Governance

Our director education program is developed based on priorities identified by the Board and may include various elements, including: site visits to our facilities or those of our customers or suppliers; in-boardroom presentations by members of Management, external advisors or others; third-party led training programs; membership in organizations representing independent directors; and subscriptions to relevant periodicals or other educational resources.

Independent Directors are encouraged to participate in additional director education activities of their choosing, at our expense. We maintain Board memberships to the Institute of Corporate Directors ("ICD"), as well as the National Association of Corporate Directors and encourage Independent Directors to attend conferences, seminars and webinars organized by such organizations. Additionally, directors are routinely provided with reading materials on a range of topics from a number of respected external sources, including: investor representative organizations such as the Canadian Coalition for Good Governance; various Canadian and U.S. law, accounting, management consulting and executive compensation firms; automotive industry news sources; and general publications relating to public companies. Further, we regularly distribute media articles relating to Magna and the automotive industry, as well as analyst reports and updates relating to Magna, its competitors and the automotive industry.

Board and Committee education topics during 2016 included the following:

TOPIC	PRESENTER	ATTENDED BY

Global Macroeconomic Updates	Management	Full Board

Car of the Future	Management	Full Board

Future Powertrains	Operating Group	Full Board

Operating Group Review	Operating Group	Full Board

Doing Business in Xi Jinping's China	External	Full Board

Exponential Organizations	External	Full Board

"Brexit" – Overview and Implications for the Auto Industry	Board/Mgmt.	Full Board

Critical Accounting Policies	Management	Full Audit Cmte.

Operating Group Finance Reviews	Operating Group	Full Audit Cmte.

IT Security	Management	Full Audit Cmte.

Proxy Advisor Pay-for-Performance Methodologies	Management	Full CGCNC

Product Delivery Process and Product Launches	Operating Group	Full EROC

Program Launch Readiness Assessment	Management	Full EROC

Managing Powertrain Warranty Risk	Operating Group	Full EROC

"Brexit" Updates	Board/Mgmt.	Full EROC

Additionally, Magna seeks opportunities to provide Independent Directors with tours of Magna's facilities. In 2016, the Board toured the head office campus of the Getrag Group of Companies ("Getrag") which we acquired in 2016, together with a prototype facility and a dual-clutch transmission manufacturing facility, all of which are in Germany. Given the high number of Magna manufacturing facilities globally, it is often difficult for Independent Directors to tour more than a few facilities each year. As a result, Magna prepares brief video overviews of a number of facilities each year and makes such videos available to Independent Directors.

Committee Reports

A report of each standing Board Committee follows. Each report summarizes the Committee's mandate, composition and principal activities in respect of 2016 and to date in 2017. In addition, a separate CGCNC report on compensation and performance precedes the Compensation Discussion & Analysis section of this Circular.

Corporate Governance        37

Report of the Audit Committee

Mandate

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to financial and financial reporting matters. The mandate of the Audit Committee, which has been filed on SEDAR (www.sedar.com) and is available on the corporate governance section of Magna's website (www.magna.com), includes oversight responsibilities relating to:

  •
  Magna's external auditors;
  •
  internal audit department;
  •
  internal control over financial reporting;
  •
  critical accounting policies;
  •
  material risk exposures relating to financial and financial reporting matters, as well as information technology/information security, and Magna's actions to identify, monitor and mitigate such exposures; and
  •
  whistle-blowing and financial integrity, including the GBL.

Composition

The Audit Committee Charter requires that the committee be composed of between three and five Independent Directors, each of whom is "financially literate" and at least one of whom is a "financial expert", as those terms are defined under applicable law. Audit Committee members cannot serve on the audit committees of more than three boards of public companies in total. The Audit Committee complied with these requirements in 2016.

MEMBERS	INDEPENDENT	FINANCIALLY LITERATE	FINANCIAL EXPERT	SERVES ON 3 OR FEWER AUDIT COMMITTEES	2016 ATTENDANCE

Lawrence D. Worrall (Chairman)	✓	✓	✓	✓	100%

Scott B. Bonham	✓	✓	✓	✓	100%

Peter G. Bowie	✓	✓	✓	✓	83%

Dr. Kurt J. Lauk	✓	✓	✓	✓	100%

In appointing the current members to the Audit Committee, the Board considered the relevant expertise brought to the Audit Committee by each member, including through the financial leadership and oversight experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their biographies elsewhere in this Circular. Messrs. Worrall and Bonham have been cross-appointed to the EROC to help maximize the effectiveness of risk oversight activities, as well as the coordination of such activities across the Board's Committees.

2016 Accomplishments and Key Areas of Focus

The Audit Committee's primary role is to satisfy itself on behalf of shareholders that the company's financial statements are accurate in all material respects and can be relied upon by shareholders. This necessarily involves diligent oversight of the company's: system of internal controls; finance and accounting policies; internal and external audits: relationship with Deloitte, financial risk mitigation strategies; and the integrity of its financial reports and disclosures. Through the Audit Committee's work during 2016 and the first few months of 2017, the Audit

38       Corporate Governance

Committee has fulfilled all of the requirements under its charter, including satisfying itself regarding the integrity of Magna's financial statements and financial reporting. Accordingly, the Audit Committee recommended and the Board approved Magna's 2016 consolidated audited financial statements. Some of the specific elements of work in this regard included:

  •
  Interaction with Management: Meeting with and reviewing presentations from the company's Chief Financial Officer and other members of Magna's Finance Department at each quarterly Audit Committee meeting and, in the case of the Audit Committee Chairman, between such quarterly meetings as well.
  •
  Interaction with Internal Audit: Discussing internal audit, accounting and internal controls matters with the company's Vice-President, Internal Audit, including during in camera sessions at each quarterly Audit Committee meeting, as well as in meetings and discussions between the Audit Committee Chairman and the Vice-President, Internal Audit between such quarterly meetings.
  •
  Internal Audit Effectiveness: Reviewing and approving the Internal Audit Department's ("IAD") annual work plan and following-up quarterly with the Vice-President, Internal Audit regarding the status and effectiveness of Management's follow-up on items identified by the IAD.
  •
  Interaction with External Auditors: Discussing audit, accounting and internal controls matters with Deloitte, including during in camera sessions at each quarterly Audit Committee meeting, as well as in meetings and discussions between the Audit Committee Chairman and representatives of Deloitte between such quarterly meetings.
  •
  External Audit Quality and Effectiveness: Evaluating the effectiveness of the external audit and the external auditors, including through the Audit Committee's review and assessment of the proposed external audit plan and the quality of Deloitte's reporting and communications to the Audit Committee. The Audit Committee annually conducts a formal audit effectiveness assessment, the results of which are communicated to Deloitte in order to continue to drive continuous improvement in the external audit. In order to further the Audit Committee's efforts to enhance audit quality, the Audit Committee along with Management and Deloitte participated in the Canadian Public Accountability Board's audit quality indicators pilot project (the "AQI Project"). The AQI Project is aimed at providing additional transparency to audit committees into the audit process through enhanced use of quantitative measures to evaluate audit quality. In connection with the AQI Project, the Audit Committee, Management and Deloitte selected ten measurable indicators primarily related to the Canadian portion of the Magna audit process, which were reported on an interim and final basis to the Audit Committee.
  •
  Internal Controls: Reviewing with Deloitte the effectiveness of Magna's systems of internal controls, Management's assessment of the effectiveness of such controls, as well as Deloitte's audits of the company's internal controls over financial reporting and consolidated financial statements.
  •
  Financial Disclosures: Reviewing, discussing with Management and Deloitte and approving Magna's quarterly and annual financial statements and MD&A, earnings press releases, annual and quarterly outlooks, annual information form / annual report on Form 40-F and other items.
  •
  Finance / Financial Reporting Risk: Considering and assessing key financial and financial reporting risks, as well as Management's risk mitigation activities.
  •
  Critical Accounting Policies: Reviewing Magna's critical accounting policies, as well as pending and emerging regulatory developments related to accounting and audit matters.
  •
  Whistleblowing Line: Receiving summaries of matters reported through Magna's GBL, monitoring investigations of such matters, generally overseeing the administration of the GBL and satisfying itself that the GBL provides an effective whistleblowing mechanism.

In addition to its core efforts related to the integrity of Magna's financial statements, the Audit Committee also addressed the following topics in 2016:

  •
  Business Acquisitions: In light of the size and strategic importance of the acquisition of Getrag, the Audit Committee dedicated time and effort to the purchase accounting for the transaction, scope and

Corporate Governance        39

    timing of external and internal audit procedures, Getrag finance personnel staffing and onboarding, as well as the status of internal controls testing.

  •
  Information Technology Risks: The Audit Committee received periodic updates regarding the status of the company's IT transformation project, as well as the company's critical data assets, IT general controls, cybersecurity risks and risk mitigation activities.
  •
  Audit Engagement Team Succession: The Chairman of the Audit Committee worked with Deloitte to develop a succession plan for key members of the external auditors' audit engagement team. In connection with such efforts, the Audit Committee considered potential successors for audit engagement team roles and agreed with Deloitte on a long-term succession plan based on the candidates selected by the Audit Committee for each applicable role.
  •
  Group Finance Personnel: The Audit Committee continued its series of meetings with and presentations from finance personnel of Magna's Operating Groups. The purpose of such meetings is to assist the Audit Committee in developing a deeper understanding of the strength of the current Operating Group finance teams and succession plans, as well as the key issues from their perspectives.

For 2017, the Audit Committee will continue to focus on the various elements of work aimed at ensuring the company's financial statements continue to be accurate in all material respects and can be relied upon by shareholders. In addition, the Audit Committee has identified the following areas of focus for 2017:

  •
  Integration of Audit Quality Indicators: Following receipt of Deloitte's report of year-end audit quality indicators, the Audit Committee will evaluate how best to integrate the indicators into its regular processes, as well as Magna's external audit globally. More generally, the Audit Committee will continue to monitor audit quality initiatives and developments, including those arising from the AQI Project, to gain further insights into the factors that promote audit quality.
  •
  New Accounting Standards: Magna will be subject to new accounting standards (ASC 606 Revenue from Contracts with Customers; ASC 842 – Leases) effective January 2018 and January 2019, respectively. The Audit Committee will continue to monitor the Corporation's progress towards implementation of the new standards, including related disclosures, through status reports from Management at each quarterly Audit Committee meeting in 2017, as well as discussions with Deloitte.
  •
  IT and Information Security: IT and Information Security remain important areas of risk oversight which the Committee will continue to monitor closely, including through receipt of periodic reports relating to key information and IT security initiatives, incident monitoring and reporting, as well as risk mitigation efforts.

Committee Approval of Report

Management is responsible for the preparation and presentation of Magna's consolidated financial statements, the financial reporting process and the development and maintenance of Magna's system of internal controls. The company's external auditors are responsible for performing an independent audit on, and issuing their reports in respect of:

  •
  Magna's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"); and
  •
  the effectiveness of Magna's internal control over financial reporting, in accordance with the standards of the PCAOB.

40       Corporate Governance

The Audit Committee monitors and oversees these processes in accordance with the Audit Committee Charter and applicable law.

Based on these reviews and discussions, including a review of Deloitte's Report on Financial Statements and Report on Internal Controls, the Audit Committee has recommended to the Board and the Board has approved the following in respect of the fiscal year ended December 31, 2016:

  •
  inclusion of the consolidated financial statements in Magna's Annual Report;
  •
  MD&A;
  •
  Annual Information Form/Form 40-F in respect of 2016; and
  •
  other forms and reports required to be filed with applicable Canadian securities commissions, the SEC, the TSX and NYSE.

The Audit Committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2016. This Audit Committee report is dated as of March 28, 2017 and is submitted by the Audit Committee.

Lawrence D. Worrall (Chairman)	Scott B. Bonham	Peter G. Bowie	Dr. Kurt J. Lauk

Corporate Governance        41

Report of the Corporate Governance, Compensation and Nominating Committee

Mandate

The CGCNC assists the Board in fulfilling its oversight responsibilities with respect to corporate governance and executive compensation, as well as both executive and Board succession planning. The mandate of the CGCNC, which has been filed on SEDAR and is available on the corporate governance section of Magna's website (www.magna.com), includes oversight responsibilities relating to:

  •
  Magna's overall system of corporate governance;

  •
  the relationship between the Board and Executive Management;

  •
  the effectiveness of the Board and its Committees;

  •
  compensation for Executive Management, as well as incentive and equity compensation generally;

  •
  Independent Director compensation;

  •
  executive succession planning; and

  •
  nomination of candidates for election by shareholders.

Composition

The CGCNC Charter mandates a committee of between three and five Independent Directors. The CGCNC complied with this requirement in 2016.

MEMBERS	INDEPENDENT	2016 ATTENDANCE

William L. Young (Chairman)	✓	100%

Hon. J. Trevor Eyton	✓	100%

V. Peter Harder (until March 21, 2016)	✓	100%

Lady Barbara Judge (from May 10, 2016)	✓	100%

Dr. Indira V. Samarasekera	✓	100%

In appointing the current members to the CGCNC, the Board considered the relevant expertise brought to the CGCNC by each member, including through the leadership, compensation and governance experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their biographies elsewhere in this Circular. Lady Judge also serves on the EROC. This cross-appointment is intended to promote the effectiveness of each Committee in its respective risk oversight areas, as well as coordination of such activities across the Board's committees.

42       Corporate Governance

2016 Accomplishments and Key Areas of Focus

During 2016, the CGCNC fulfilled all of the requirements under its Charter, including with respect to Magna's overall system of corporate governance, executive and incentive compensation, Board composition, succession planning and other matters. Some of the CGCNC's significant activities and accomplishments in these areas in respect of 2016 include:

  •
  New Compensation Framework: The CGCNC approved the new compensation framework outlined in the Compensation and Performance Report section of this Circular. Although born out of the CGCNC's efforts related to compensation structure for future NEOs, the CGCNC's ongoing discussions with Magna's Chief Executive Officer and Chief Financial Officer culminated in their adoption of the new structure effective January 1, 2017. Once fully implemented for all members of Executive Management by 2019, the new framework will support the CGCNC's efforts to migrate target total NEO compensation levels towards the median of Magna's compensation peer group over a reasonable period of time, except where factors such as superior performance, experience and tenure justify above-median compensation. Among other things, the new framework significantly shifts the balance of compensation in favour of long-term incentives, diversifies the number of compensation metrics employed and expands CGCNC discretion over compensation through goal-setting and other processes. The new compensation framework has been designed to more directly link compensation to efficient capital allocation and long-term value creation, and should (over the long-term) address feedback received from shareholders and other stakeholders with respect to Magna's traditional system of executive compensation, including feedback regarding total compensation levels for NEOs.

  •
  Performance Evaluation: As discussed further in the Compensation Discussion & Analysis section of this Circular, the CGCNC annually defines the criteria to be applied in determining the size of the long-term incentive pool. The criteria identified by the CGCNC relate to long-term objectives identified by the Board as a whole in the company's strategic planning process and thus are intended to establish a direct connection between executive compensation and achievement of board-defined objectives. The CGCNC oversaw the completion of the evaluation by the Independent Directors and applied the outcome to the grant of long-term incentives in respect of 2016.

  •
  Performance Conditioned Long-Term Incentives: Early in 2017, the CGCNC finalized and implemented a new framework for long-term incentives which is aimed at better aligning long-term compensation for the company's most senior executives with shareholder interests. This framework, which is consistent with the approach to long-term incentives under the new compensation framework discussed above, seeks to more directly link compensation to value creation through a mix of performance-conditioned stock units tied to Magna's return on invested capital and relative total shareholder return, as well as stock options. The long-term incentive grant in respect of 2016 is discussed further in the Compensation and Performance Report, as well as the Compensation Discussion & Analysis section of this Circular.

  •
  Executive Succession Planning: In addition to receiving regular updates regarding the continued implementation of the company's broad-based Leadership Development and Succession program ("LDS"), the CGCNC worked with its external advisor, as well as Magna's Chief Executive Officer and Chief Human Resources Officer, to establish leadership development plans for the company's top leadership candidates.

  •
  Shareholder Engagement: Mr. Young, in his capacity as Chairman of the Board and the CGCNC, directly engaged with institutional shareholders during 2016 in order to better understand their views regarding corporate governance, executive compensation, board oversight of strategy and other matters.

Corporate Governance        43

  •
  Board Effectiveness: As in prior years, the CGCNC oversaw the Board's three-part self-assessment process, described earlier in this Circular. Feedback from the Board's self-assessment process continues to be used in the determination of skills and expertise to be prioritized in the search for new directors/nominees, nomination of individuals to stand for election by shareholders, as well as identification of enhancements to Board practices and governance.

  •
  Board Succession Planning: In light of the accelerating disruption of the automotive industry, the CGCNC (with the agreement of the Board) determined to recruit an independent director with expertise and insight into disruptive technologies. Working with its independent search advisor, the CGCNC defined the search criteria and parameters, interviewed short-listed candidates and selected William A. Ruh, who has been nominated for election at the Meeting.

Looking forward, the CGCNC expects that shareholder engagement, succession planning and Board effectiveness will continue to be key areas of focus for the Committee during 2017.

Committee Approval of Report

Based on the foregoing and all of the other activities undertaken or overseen by the CGCNC, the CGCNC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2016. This CGCNC Committee report is dated as of March 28, 2017 and is submitted by the CGCNC.

William L. Young (Chairman)	Hon. J. Trevor Eyton	Lady Barbara Judge	Dr. Indira V. Samarasekera

44       Corporate Governance

Report of the Enterprise Risk Oversight Committee

Mandate

The EROC assists the Board in fulfilling its risk oversight responsibilities, including by coordinating with the Board's other Committees in connection with their respective risk oversight activities. Financial as well as financial reporting risks fall within the mandate of the Audit Committee, and corporate governance, compensation and succession risks fall within the mandate of the CGCNC. The mandate of the EROC, which has been filed on SEDAR and is available on the corporate governance section of Magna's website (www.magna.com), includes various oversight responsibilities relating to:

  •
  management processes for identification, monitoring and mitigation of Magna's material risk exposures; and

  •
  administration of our Code of Conduct, as well as legal and regulatory compliance.

Composition

The EROC Charter mandates a committee composed of between three and five Independent Directors. The EROC complied with this requirement in 2016.

MEMBERS	INDEPENDENT	2016 ATTENDANCE

Lady Barbara Judge (Chair)	✓	100%

Scott B. Bonham	✓	100%

V. Peter Harder (until March 21, 2016)	✓	100%

Cynthia A. Niekamp	✓	100%

Lawrence D. Worrall	✓	100%

In appointing the current members to the EROC, the Board considered the relevant expertise brought to the EROC by each member, including through the leadership and risk management experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their biographies elsewhere in this Circular. Messrs. Worrall and Bonham also serve on the Audit Committee, while Lady Judge also serves on the CGCNC. Such cross-appointments are intended to promote the effectiveness of each Committee in its respective risk oversight areas, as well as the coordination of such activities across the Board's Committees.

2016 Accomplishments and Key Areas of Focus

The EROC fulfilled all of the requirements under its Charter. As part of its ongoing focus on sound risk governance and oversight the EROC continued to identify key strategic and other risks from the Board's perspective and structure its work plan for the year to prioritize detailed reviews of such risks and the company's related risk mitigation processes. While continuing to receive updates and presentations from Management on risk topics of general importance, including macroeconomic conditions and risks, the EROC dedicated a significant portion of its meeting time in 2016 to the following topics:

  •
  Occupational Health/Safety and Environmental ("HSE") Compliance: Given Magna's long-standing commitment to safe workplaces and responsible environmental practices, the EROC continued to focus on the company's practices to minimize risks in these areas. The EROC received regular reports relating

Corporate Governance        45

    to the results of HSE audits and Management's responses to any issues identified, as well as status updates regarding the integration of Getrag into the HSE compliance program. The EROC remains satisfied that Magna's HSE policies, practices, systems and monitoring are mature and effective in achieving their intended goals.

  •
  Regulatory Compliance Risks: Throughout 2016, the EROC engaged with Management and external counsel to review the status of outstanding regulatory investigations related to legacy antitrust risks, as well as Magna's internal antitrust risk review. In connection with the latter, the EROC engaged the Board's independent legal advisor, Fasken Martineau Dumoulin LLP, to participate in the review and provide both the EROC and the Board with its independent assessment of any material developments and risks.

  •
  Ethics and Legal Compliance Training Program: The EROC received in-depth presentations from Magna's Chief Compliance Officer regarding the scope and substance of the company's ELC Program. The EROC also oversaw the retention of specialist law firm, Kaplan & Walker LLP ("K&W"), to provide an independent assessment of the structure and effectiveness of the ELC Program. Overall, K&W advised the EROC that Magna maintains an ELC Program that reflected both a highly commendable "tone from the top" and a great deal of thoughtful and rigorous design and implementation of the various program measures. K&W's report also provided recommendations regarding enhancements to ensure the ELC Program functioned at the "best in class" level, including adoption of an ELC charter which provides the Chief Compliance Officer with a dotted-line reporting relationship to the EROC. Based on the in-depth presentations received throughout the year, conclusions from K&W's assessment and progress in implementing K&W's recommendations, the EROC is satisfied with respect to the efficacy of the ELC Program.

  •
  Operational Risks: Given the centrality of manufacturing in Magna's business and the importance of successful product launches to Magna's operating results, the EROC engaged with members of Management and Operating Group management to better understand product delivery and program launch processes, as well as practices to mitigate risks related to the launch of new products, programs and facilities.

  •
  Warranty Risk: In recognition of the potential for elevated warranty risk arising from Magna's expansion in powertrain and transmissions product areas, the EROC met with the President of Magna Powertrain to discuss the Operating Group's strategies, processes and systems for managing product quality and minimizing product warranty claims/expense.

Committee Approval of Report

Based on the foregoing and all of the other activities undertaken or overseen by the EROC, the EROC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2016. This EROC report is dated as of March 28, 2017 and is submitted by the EROC.

Lady Barbara Judge (Chair)	Scott B. Bonham	Cynthia A. Niekamp	Lawrence D. Worrall

46       Corporate Governance

Compensation and Performance Report

March 28, 2017

Dear Shareholder,

In connection with the Meeting, you are being asked to vote on a resolution approving Magna's system of executive compensation. This report outlines the company's current approach and places it in the context of the company's performance so that you can cast your vote based on an informed view. Additionally, this report describes important changes to Magna's system of executive compensation which the Board approved earlier this year.

The CGCNC has approved the Compensation Discussion & Analysis ("CD&A") section of this Circular which follows and we encourage you to consider this report together with the CD&A before voting on our advisory vote on executive compensation.

Magna's Approach to Executive Compensation

Magna's approach to executive compensation is rooted in the company's entrepreneurial culture. Under the company's historical system, executive compensation was structured with the core objective of fostering an owner's mindset among managers through a system which featured:

  •
  low fixed compensation in the form of base salaries;

  •
  annual bonuses tied directly to operating performance, as measured by the company's profitability;

  •
  long-term incentives in the form of stock options;

  •
  the absence of pension or retirement benefits; and

  •
  rigorous share ownership requirements.

This system also aimed to accomplish its core objective by directly connecting compensation to the impact of management decisions. For example, items like operational inefficiencies, restructuring and impairment charges, product warranty expenses, regulatory fines/penalties, legal judgements and other expenses and charges reduced the executive bonus pool, typically on a dollar-for-dollar basis.

In typical years, the largest component of an executive's compensation has come from the annual profit-based incentive. However, Magna's executive compensation structure is highly variable, meaning that annual bonuses decrease as Magna's profits decrease, which can result in compensation for an executive being below the median of Magna's compensation peers for an executive in a comparable role. As Magna's profit increases, annual bonuses increase as well (assuming constant profit sharing percentages), although not necessarily at the same rate due to the profit sharing "step-downs" discussed in Section C of the CD&A section of this Circular. Magna's "direct drive" compensation structure is a long-standing element of the company's entrepreneurial compensation

Performance        47

system and culture, which the CGCNC believes is an important factor in generating the alignment between pay and performance demonstrated in Section D of the CD&A.

Magna's May 2016 Say on Pay Vote Result

A strong majority of Magna's shareholders have expressed their support for Magna's approach to executive compensation through recent "say on pay" votes and shareholder engagement meetings with representatives of the Board. At Magna's 2016 annual meeting, over 83% of the votes cast on the advisory shareholder vote were in favour of Magna's approach to executive compensation. Magna has held say on pay votes in connection with each of its last five annual meetings and the 2016 result was in line with the five-year average of 83%. However, the 2016 result was lower than the 2015 result of 92%, and the decline between 2015 and 2016 was one of the factors that prompted the CGCNC to accelerate its efforts related to the review and redesign of the company's system of executive compensation, as discussed below.

CGCNC Review of Executive Compensation System

The CGCNC initiated a review of executive compensation design in 2015 with the aim of determining whether changes may be required to incent the company's next generation of top leaders. Working with our independent advisors, we identified core objectives which we believed a redesigned successor NEO compensation structure had to meet, while members of Executive Management also went through a separate, parallel exercise. The CGCNC, our advisors and members of Executive Management then worked collaboratively on compensation redesign alternatives that could achieve the agreed objectives, including:

  •
  retention of the entrepreneurial elements of Magna's traditional compensation system that continued to be effective;

  •
  enhancement of CGCNC/Board discretion over NEO compensation;

  •
  rebalancing compensation so that a majority of the CEO's and CFO's target total compensation is represented by long-term incentives;

  •
  broadening the range of performance metrics included in the company's compensation system;

  •
  heightening the system's sensitivity to long-term value creation; and

  •
  addressing material concerns raised by shareholders and other stakeholders, including with respect to total compensation levels for Magna's NEOs.

48       Performance

New NEO Compensation Framework

Earlier this year, the CGCNC recommended and the Board approved a new NEO compensation framework, which meets the objectives outlined above. The company's CEO, Donald Walker, has adopted the new structure effective January 1, 2017, at a target total compensation level which is approximately 8% below his reported 2016 total compensation despite a forecast increase in corporate profitability. Magna's CFO, Vincent Galifi, has also adopted the new structure effective January 1, 2017, while the company's other NEOs will be compensated on the basis of the new framework starting from January 1, 2019.

The new compensation structure approved by the Board is shown in the graphic below, along with some of the key design attributes.

In order to continue to foster an owner's mindset among managers, several elements of the new framework have been carried over from Magna's traditional system. For example, the low base salaries ($325,000) remain unchanged. Similarly, the entrepreneurial model of determining annual bonuses based on corporate profitability also remains substantially unchanged. Lastly, we still do not offer NEOs any pension or other retirement compensation.

The most significant changes in the new compensation framework relate to the balance of compensation between short-term and long-term, as well as diversification of long-term compensation. Key changes include:

  •
  calculating short-term incentive compensation on the basis of pre-tax profit (i.e. Income from operations before income taxes), a metric taken directly from the company's income statement in order to enhance transparency and objectivity, instead of Pre-Tax Profit Before Profit Sharing;

  •
  eliminating restricted stock units (RSUs), which were viewed by some stakeholders as short-term deferred compensation, rather than medium- or long-term compensation as intended by the company;

  •
  introducing performance stock units (PSUs) tied to operational value creation, as measured by return on invested capital (ROIC) calculated for a three-year performance period;

  •
  introducing PSUs tied to shareholder value creation, as measured by three-year relative Total Shareholder Return (TSR) compared to a group of industry peer companies and relevant benchmarks; and

  •
  replacing performance-vested stock options with time-vested stock options, in order to more effectively incent absolute share price growth.

Performance        49

The two types of PSUs have some notable, shareholder-friendly features, including:

  •
  potential for 0% PSU payout for performance below a specified threshold level;

  •
  a hard cap of 200% on the number of PSUs which would be paid-out for superior performance;

  •
  in the case of the ROIC PSUs, the threshold for payout is the company's cost of capital, with target representing its long-term average ROIC;

  •
  for situations where relative TSR is above-median, but absolute TSR is negative, payout of the TSR PSUs will be capped at target.

We believe that this new executive compensation framework will address the objectives identified at the start of the review process in an effective way that remains true to the spirit of the company's entrepreneurial culture.

Expected Impact of the Changes Reflected in the New Framework

The changes to Magna's system of executive compensation are expected to have a number of positive effects over the long-term, including:

  •
  Realignment of total compensation levels: the CGCNC intends to migrate target total NEO compensation levels towards the median of Magna's compensation peer group by 2019, except where factors such as superior performance, experience and tenure justify above-median compensation. While the primary impact of this is expected to be reflected in compensation levels of successors to the company's current NEOs, the CGCNC will consider a range of factors including the relationship between current NEOs' compensation and the median compensation level for equivalent positions when resetting compensation levels for 2019.

  •
  Enhanced connection to Board's definitions of performance: a meaningful portion of target total compensation will be subject to performance against Board-set ROIC and relative TSR targets. Target levels of long-term compensation will be paid on successful achievement of challenging levels of operating performance and relative total shareholder return, with superior long-term compensation delivered for achievement of stretch goals.

  •
  Heightened focus on capital efficiency: the ROIC PSUs deliver compensation based on a ROIC performance scale which has the company's cost of capital as a threshold for PSU payout. This direct connection between compensation and capital is expected to reinforce management's focus on efficient capital allocation and reward value creation over the long-term.

  •
  Increased emphasis on long-term performance: by rebalancing the company's incentive structure in favour of long-term compensation, the new framework is expected to reinforce management's focus on long-term decision-making.

  •
  Strengthened link between compensation and responsible decision-making: the rebalancing of short-term (cash) and long-term (equity) elements, as well as diversification of performance metrics, capped PSU payouts and other features are expected to reinforce the connection between compensation and responsible decision-making.

50       Performance

Implementation/Roll-Out of the New Framework

Following development and back-testing of the new framework, as well as discussions with the CGCNC, Magna's CEO and CFO voluntarily adopted the new compensation structure beginning with the 2017 compensation year. The total target opportunity for Mr. Walker in 2017 has been set at $19.8 million, which is approximately 8% lower than his reported 2016 total compensation. Mr. Walker's 2017 target total compensation opportunity is split 40% short-term and 60% long-term compensation, while Mr. Galifi's target total compensation opportunity is split 45% short-term and 55% long-term compensation. The actual amounts realized by Mr. Walker and Mr Galifi will depend on the company's profit performance during 2017, as well as ROIC and TSR performance (both relative and absolute) over the 2017-2019 performance period.

In the case of each of Magna's other NEOs, the CGCNC has decided to implement the new compensation framework in a manner which respects their current employment contract terms. Accordingly, each such NEO has been notified that his compensation will be structured on the basis of the new framework commencing January 1, 2019. However, as part of a phased approach to implementation of the new compensation framework, the CGCNC recommended and the Board approved long-term incentive grants in respect of 2016, which reflect the structure of the long-term incentives under the new compensation framework. Accordingly, each NEO's 2016 long-term incentive grant consists of ROIC PSUs, TSR PSUs and time-vested stock options. Details relating to the long-term incentive grants for the NEOs are discussed in detail in Section C of the CD&A which follows.

Magna's Operating and Financial Performance in 2016

Magna's 2016 fiscal year was another successful year – both financially and strategically. Financially, Magna posted record results in sales, diluted earnings per share from continuing operations and cash generated from operating activities:

  •
  total sales increased 13%, well above the 4% growth in global light vehicle production;

  •
  diluted earnings per share from continuing operations grew by 9% to $5.16; and

  •
  cash generated from operating activities increased 46% to $3.4 billion.

Early in 2016, Magna completed the purchase of Getrag, a leading independent transmission systems supplier. The purchase of Getrag is expected to position Magna to participate in a growing market segment as automobile propulsion systems continue to evolve towards higher efficiency internal combustion engines, mild and partial hybrid systems, as well as electric vehicles. More generally, in 2016 Magna continued to invest heavily to support its strategy for future growth, including through:

  •
  $1.9 billion in acquisitions (including Getrag); and

  •
  $1.8 billion in fixed asset spending.

In addition, Magna returned $1.3 billion to shareholders in the form of share repurchases ($913 million) and dividends ($385 million). Our approach reflected a balance between investments for future growth, such as the purchase of Getrag, and returns to shareholders.

Magna's short- and mid-term incentive compensation for NEO's is currently driven by Pre-Tax Profits Before Profit Sharing. This metric is based on Income from operations before income taxes in Magna's income statement, adjusted to (among other things) add-back employee profit sharing and aggregate incentive bonuses for Executive Management. Magna's reported Income from operations before income taxes increased approximately 4.9% compared to 2015 and this is partially reflected in NEO compensation outcomes. For a full discussion of Magna's 2016 finanicial results, please refer to Magna's Management Discussion & Analysis of Results of Operations and Financial Position.

Performance        51

2016 Compensation Outcomes

NEO compensation for 2016 was generally aligned with Magna's operating and financial results. Base salaries were unchanged from 2015 at $325,000 for each NEO, including Magna's Chief Executive Officer. The value of annual NEO profit sharing bonuses (cash and RSUs) increased 3.0% on average in 2016 compared to 2015, partially reflecting Magna's higher Income from operations before income taxes. Importantly, compensation grew at a lower rate than Income from operations before income taxes, due in part to the profit sharing "step downs" discussed in Section C of the CD&A. The average dollar value of long-term incentives granted to the NEOs increased by 2.8% for 2016 as compared to 2015, reflecting the Board's assessment of management performance. Details of the process used by the Board to determine long-term incentive grants is described in detail in Section B the CD&A of this Circular.

The company's previously granted performance-vested stock options are structured to vest in tranches on the later of: (1) the first/second/third anniversaries of the grant and (2) satisfaction of the performance condition, being a relative one/two/three-year TSR greater than or equal to the 60th percentile relative to the performance stock option peer group identified in the CD&A. Magna's TSR for calendar 2016 was at the 53rd percentile of the performance stock option peer group and, as a result, the first tranche of the performance-vested stock options granted to the NEOs in respect of 2015 did not vest on the earliest potential vesting date. However, the NEOs remain incented to achieve superior TSR performance for the benefit of all shareholders since the option tranches which failed to vest may vest at a future date if the relative TSR condition is met at a future date. The TSR condition remains challenging through the performance period for any option tranche, since TSR is calculated from the grant date and is not "reset" annually.

The CGCNC is generally satisfied that Magna's historical system of executive compensation is capable of generating alignment between NEO compensation and operational performance, as was the case in 2016. However, the CGCNC recognizes that the link between NEO compensation and TSR performance may not be as direct from one year to another. Section E of the CD&A contains a discussion of the relationship between 2016 NEO compensation and TSR performance. During 2016, the CGCNC proactively sought to enhance the link between compensation and performance through the changes reflected in the company's new NEO compensation framework. We believe that the new framework will achieve the benefits described earlier in this report, including supporting our efforts to reduce total compensation levels over the long-term and enhancing the alignment between pay and performance.

In Closing

At our May 11, 2017 annual meeting, you will have the opportunity to express your views on Magna's approach to executive compensation through the advisory "say on pay" vote. In casting your vote, we trust that you will consider:

  •
  Magna's strong operating and financial performance in 2016; and

  •
  the CGCNC's efforts to evolve Magna's compensation system to heighten the focus on value creation and migrate total target compensation lower to align it with the median of Magna's peer group over a reasonable period of time, except where factors such as superior performance, experience and tenure justify above-median compensation.

We look forward to your support at our 2017 annual meeting.

William L. Young (Chairman)
Hon. J. Trevor Eyton	Lady Barbara Judge	Dr. Indira V. Samarasekera

52       Performance

Compensation Discussion & Analysis

Key Terms Used in This Section

CD&A:	the Compensation Discussion & Analysis section of this Circular
executive compensation peer group:	the group of companies discussed in Section B of this CD&A, against which the compensation of our Executives is compared or benchmarked
Fasken:	the CGCNC's independent legal advisors, Fasken Martineau DuMoulin LLP
Hugessen:	the CGCNC's independent compensation advisor, Hugessen Consulting
LTIs:	long-term incentives
Named Executive Officers or NEOs:	our five most highly compensated executive officers
PSUs:	performance stock units
ROIC:	the company's return on invested capital, calculated as set forth in Section D of this CD&A
RSUs:	restricted stock units
TSR:	Total Shareholder Return
TSR peer group:	the group of companies discussed in Section B of this CD&A, against which Magna's relative TSR is measured in connection with the company's TSR PSUs

Section Summary

This CD&A is divided into the following sub-sections:

SUB-SECTION	DESCRIPTION	PAGE

A	Discusses the role of compensation in our corporate culture, the centrality of entrepreneurialism to our compensation program and the objectives of our executive compensation program and other matters	54

B	Addresses the Board's responsibility for executive compensation, as well as the scope of the CGCNC's role and discusses the CGCNC's process for making compensation decisions	55

C	Provides an overview and detailed description of the elements of our executive compensation program	61

D	Presents an analysis of pay for performance alignment	77

E	Describes our compensation risk mitigation practices	79

The Summary Compensation Table follows on page 80.

Compensation       53

A. Compensation Philosophy & Objectives

Corporate Culture and Compensation

Our unique, entrepreneurial corporate culture seeks to balance the interests of key stakeholders, such as shareholders, employees and management, including by establishing a framework for each such type of stakeholder to share in our profitability. We believe that our corporate culture has been a critical factor in our past growth and success and expect it will continue to be a critical factor in our ability to create long-term shareholder value. In particular, the employee and management profit sharing elements of our culture have proven to be essential to our ability to attract and retain our skilled, entrepreneurial employees and managers, as well as to create effective incentives for them to achieve strong performance in a cyclical and highly competitive industry.

Executive Compensation Philosophy

Our executive compensation program has been structured to attract, motivate and retain world-class, entrepreneurial managers, align their interests with those of our long-term shareholders and directly link their compensation with our performance. Some of the ways we sought to achieve these objectives in 2016 included:

  •
  minimal fixed compensation, as reflected in below-market base salaries;

  •
  highly variable, annual profit-sharing bonuses paid in cash;

  •
  deferred equity awards (RSUs), the initial value of which is determined based on our annual profitability, but the realizable value of which is tied to our share price over a two to three year period;

  •
  a basket of three long-term incentives aimed at incenting value creation; and

  •
  significant personal wealth "at risk" through equity ownership – for example, our Chief Executive Officer held approximately $98 million of Magna equity as of December 31, 2016, directly aligning his interests with those of all shareholders.

Consistent with our overall philosophy, we do not provide executives with any pension or retirement benefits.

Our approach to executive compensation is evolving, as described in the Compensation and Performance Report earlier in this Circular. However, with the exception of RSUs, which are being phased-out, each of the foregoing elements remains valid in our new compensation framework.

What Does the Executive Compensation Program Reward?

The combination of minimal fixed compensation and highly variable annual incentive compensation is intended to reward the consistent achievement of profitability, while the long-term incentives are intended to reward efficient capital allocation and value creation. At the same time, all of these elements are intended to align the interests of Executive Management with those of the company's shareholders.

As discussed earlier, the profit sharing elements of our executive compensation program were developed within the context of an entrepreneurial culture which, by definition, requires some degree of risk-taking in order to achieve growth. Recognizing that the consequences of excessive risk-taking may be felt most acutely by shareholders, our executive compensation program seeks to encourage and reward responsible business decision-making and reasonable risk-taking. We seek to achieve this through a variety of methods, which are discussed in Section E of this CD&A.

54       Compensation

B. Compensation Decision-Making: Responsibility and Process

Role of Our Board

Our Board is responsible for overseeing our system of executive compensation including by satisfying itself that our system is consistent with our corporate culture, while remaining effective in attracting, retaining and motivating skilled executives. The Board also annually assesses the company's performance and that of the Chief Executive Officer in relation to pre-defined objectives approved by the Board. This performance assessment is one of the factors considered by the CGCNC in granting long-term incentive awards to our NEOs.

Role of the CGCNC

The Board has delegated to the CGCNC responsibility for annually reviewing, considering and making recommendations related to executive compensation matters generally. More specifically, the CGCNC has been delegated responsibility for making recommendations with respect to the application of our executive compensation program to members of Executive Management, including the NEOs discussed in this CD&A.

While some NEOs, such as our Chief Executive Officer and Chief Financial Officer, are usually invited to participate in CGCNC meetings, final compensation decisions affecting NEOs are typically made by the CGCNC without any NEOs present in order to ensure the independence of the decision-making process.

Role of Our Chief Executive Officer

The CGCNC looks to the Chief Executive Officer to assess the performance of and make recommendations regarding the compensation levels of his direct reports. Such performance assessments are considered by the CGCNC in the context of long-term incentive awards to members of the executive team, as well as proposed compensation changes for such executives. The CGCNC also looks to the Chief Executive Officer to put forward his general recommendation regarding long-term incentive awards to all other proposed recipients.

CGCNC Selects and Retains Its Own Independent Advisors

In reviewing, considering and making recommendations on executive compensation matters, the CGCNC considers the advice of its independent advisors, Hugessen and Fasken, both of which have been selected and retained directly by the CGCNC. The CGCNC met in camera with its independent advisors as part of each of the CGCNC's meetings attended by them during 2016.

Role of the Independent Compensation Advisor

The CGCNC selected and has retained Hugessen as its compensation advisor since December 2012. Hugessen only provides board-side advice, had no relationship with Magna or its Board prior to December 2012 and does not provide any services to Magna other than the advisory services provided to the CGCNC. One or more representatives of Hugessen are invited to attend CGCNC meetings at which executive compensation matters are discussed. Hugessen reports directly to and seeks its instructions directly from the CGCNC and communicates as needed with the CGCNC Chair between meetings.

The scope of Hugessen's services generally includes advice related to executive and director compensation program structure and design, benchmarking data and observations, as well as pay for performance analytics. In addition, Hugessen provides the CGCNC with contextual information relating to compensation best practices and emerging trends. The services provided by Hugessen to the CGCNC in respect of 2016 included:

  •
  review and benchmarking of Magna's independent director and executive compensation practices;

  •
  analysis of Magna's relative performance and NEO compensation;

Compensation       55

  •
  advice related to Magna's LTI program;

  •
  advice and recommendations regarding Magna's new NEO compensation framework; and

  •
  ongoing review and advice on compensation recommendations presented for CGCNC approval.

Hugessen's advice was only one of a number of factors (discussed below) which were reviewed and considered by the CGCNC in making its executive compensation recommendations to the Board.

The fees billed by Hugessen for the services it provided to the CGCNC in respect of 2016 and 2015 were:

DESCRIPTION OF SERVICES	2016		2015

	($)(1)	(%)	($)(2)	(%)

Executive compensation services provided to CGCNC	414,000	100	196,000	100

All other services for Magna	NIL	NIL	NIL	NIL

Total	414,000		196,000

Notes:

1.
Converted from C$ at the BoC exchange rate on December 31, 2016.

2.
Converted from C$ at the BoC exchange rate on December 31, 2015.

CGCNC Considers a Wide Range of Factors in its Executive Compensation Decisions

In connection with executive compensation decisions, the CGCNC will normally consider a wide range of factors, including:

  •
  Magna's core operating and compensation philosophies and principles, including entrepreneurialism, operational decentralization and profit sharing;

  •
  alignment of management, employee and shareholder interests to create long-term shareholder value;

  •
  our financial, operating, stock price and relative TSR performance;

  •
  considerations related to the relationship between incentive compensation and achievement of long-term strategic objectives;

  •
  compensation risk considerations;

  •
  compensation benchmarking data;

  •
  pay for performance alignment data;

  •
  the recommendations of our Chief Executive Officer with respect to his direct reports;

  •
  the advice and recommendations of the CGCNC's independent advisors;

  •
  feedback received from shareholders and other stakeholders; and

  •
  general information relating to executive compensation trends and developments.

56       Compensation

In making recommendations to the Independent Directors, the CGCNC does not rely solely on any one of the above or other factors.

Annual Bonuses – Determined by Objective Profit-Based Formula

Annual bonuses in our executive compensation system are formula-based. The annual bonus for an executive is currently a specified percentage of our Pre-Tax Profits Before Profit Sharing. This formula-based approach helps to achieve a simple, objective and transparent compensation program which seeks to motivate executives to responsibly generate profits, which ultimately benefits all of our stakeholders.

When an executive first becomes a corporate "profit participator" – that is, entitled to an annual bonus based on Magna's profits, the CGCNC must determine the appropriate percentage of profits to be paid to him or her as an annual bonus. In addition to consideration of the general factors described above, the process of initially setting the executive's profit share typically involves:

  •
  analysis by the CGCNC and its independent advisors of the forecast compensation level based on the forecast profit levels as per our most current Board-approved three-year business plan;

  •
  benchmarking of the proposed compensation for the executive as compared to equivalent positions within our compensation peer group; and

  •
  in the case of an executive who reports to our Chief Executive Officer, the Chief Executive Officer's recommendation regarding the level of compensation believed to be necessary to competitively compensate the executive.

Under our current system, once an executive's profit sharing percentage has been approved by the CGCNC and the Independent Directors, it is not adjusted annually. However, if an executive changes responsibilities, his or her profit-share may need to be adjusted in order to ensure he or she is competitively compensated. In making an adjustment to an executive's profit sharing percentage, the CGCNC will typically follow a similar process to that used when a profit share is first established. Additionally, the CGCNC and Executive Management have a common understanding that, as part of the Board's review of the terms of any proposed material acquisition or disposition, the CGCNC will work with Executive Management to identify potential changes to executives' current employment contract terms, including profit sharing percentages, to ensure that executive compensation arrangements remain appropriate following such transactions.

CGCNC Discretion

The CGCNC maintains complete discretion with respect to the form of LTIs, the value of compensation granted as LTIs and establishment of performance goals/targets applied to LTI compensation. In connection with proposed LTI grants, the CGCNC considers a number of specific factors in addition to the general factors described earlier, including:

  •
  Magna's financial, operating, stock price and relative TSR performance;

  •
  overall profit sharing levels;

  •
  the achievements of executives in relation to long-term strategic and other criteria approved by the CGCNC (discussed below);

  •
  relative proposed LTI grants among members of Executive Management and others;

  •
  the grant value of proposed and recent prior LTI grants;

Compensation       57

  •
  accounting impact and potential dilution to shareholders; and

  •
  retention, succession and other relevant considerations.

The CGCNC's process around LTI grants seeks to enhance accountability for achievement of the company's strategic objectives and increase dialogue around the definition, refinement and measurement of strategic goals. The CGCNC previously established a baseline LTI pool of $5.4 million for NEOs, based on a variety of considerations, including pay mix, historical grant sizes, dilution and quantum of total compensation. The CGCNC also established a baseline LTI pool of $10.2 million for all other optionees. The NEO baseline pool will be adjusted up or down based on the Board's annual assessment of Executive Management's performance on advancing strategic initiatives identified through the Board's strategic planning process, while the LTI pool for all other employees is expected to remain relatively stable year over year. Individual awards in each LTI pool are based on individual performance and other relevant considerations.

The performance factor determined by the CGCNC is applied to the baseline LTI grant amount for the Chief Executive Officer to determine his award. The balance of the NEO LTI pool may be split among the four other NEOs based on their individual performance and other relevant considerations, as assessed by the CGCNC and the Chief Executive Officer. While the above process is used by the CGCNC to determine the maximum NEO LTI pool size, LTI awards (once granted) for NEOs are then subject to performance conditions, as discussed further in Section C of this CD&A.

Executive Management's performance in respect of the five criteria below was assessed to determine the size of the 2016 NEO LTI pool. Quantitative performance ratings relative to the Board's target/expectations were submitted by Independent Directors to the Board Chair and then aggregated to determine a performance factor which can increase (to 140%) or decrease (to 0%) the baseline LTI pool. Details related to Independent Directors' assessment for 2016 were as follows:

2016 STRATEGIC CRITERIA	WEIGHTING	RAW PERFORMANCE FACTOR

Product Strategy	25%	104%

Growth Strategy	30%	107%

Operational Long-Term Improvement	20%	97%

Succession Planning	10%	126%

Innovation	15%	106%

Raw Total	100%	104%

Weighted Total		105%

The CGCNC maintains the discretion to adjust the performance multiplier to account for qualitative considerations, overall compensation levels or other factors, as it sees fit. Additionally, the CGNC may, from one year to the next, modify the strategic criteria used in determining NEO option pool size, establish sub-criteria and/or adjust the relative weighting of the criteria or sub-criteria used. The CGCNC exercised its discretion in several respects in connection with the LTI grant in respect of 2016.

  •
  after considering management performance against the five criteria, together with the raw and weighted performance factors, the CGCNC concluded that the overall result did not sufficiently reflect the successful completion and integration to date of Getrag and it recommended to the Board an LTI which reflected a performance factor of 110% instead of 105%;

58       Compensation

  •
  restructured the LTI on the basis of that contained in the new compensation framework, by replacing performance-vested stock options with ROIC PSUs, TSR PSUs and regular stock options constituting 40%, 20% and 40%, respectively, of the LTI; and

  •
  with respect to the regular stock options forming part of the LTI, the CGCNC imposed a "floor value" of 20% of the exercise price based on its determination that the Black-Scholes value was unreasonably low. By imposing a floor value, the CGCNC reduced the number of options granted, which moderates the dilutive impact to shareholders and reduces the potential for recipients to realize excessive gains over the option life.

How is Compensation Benchmarking Data Used by the CGCNC?

In light of Magna's formula-driven compensation system, compensation benchmarking data has not traditionally been used for setting target pay within a range determined for a compensation peer group. However, compensation benchmarking data for senior officers is used to provide the CGCNC with a basis for determining Magna's pay for performance, including through "back-testing" of realizable pay, as well as a general market reference point to help it ensure that compensation falls within a reasonable competitive range.

Executive Compensation Peer Group

Magna's executive compensation peer group consists of 14 companies from a broad comparator universe composed primarily of North American public companies which are direct industry peers or capital goods comparables. The broad universe of comparator companies was identified and screened by Hugessen using a three-tiered approach, with broader screening criteria for companies in the automotive industry and narrower criteria for companies in other industries, as follows:

Automotive:	1/5x to 5x Magna's Total Revenue and Total Enterprise Value ("TEV")
Close Capital Goods:	1/3x to 3x Magna's Total Revenue and TEV
Other Capital Goods:	1/2x to 1.5x Magna's Total Revenue and TEV

In recommending potential companies for inclusion in the peer group, Hugessen considered feedback from the CGCNC and Management and also applied its judgment to the results of the quantitative screens discussed above. Based on the above approach, the executive compensation peer group approved by the CGCNC consists of the following companies:

EXECUTIVE COMPENSATION PEER GROUP

BorgWarner Inc.	Ingersoll-Rand PLC

Cummins Inc.	Johnson Controls Inc.

Deere & Company	Lear Corp.

Delphi Automotive PLC	Navistar International Corp.

Eaton Corp.	PACCAR Inc.

Emerson Electric Co.	Parker-Hannifin Corp.

Illinois Tool Works Inc.	Stanley Black & Decker, Inc.

Compensation       59

The foregoing peer group reflects the following changes from the company's 2015 executive compensation peer group:

  •
  addition of Emerson Electric Co. and Stanley Black & Decker, Inc., based on their proximity and relevance to Magna based on Hugessen's screening criteria; and

  •
  removal of Textron Inc., based on the addition of more relevant peers referenced above.

TSR Peer Group

The introduction of relative TSR PSUs as a component of the LTI for 2016 required the adoption of a TSR peer group against which Magna's TSR will be assessed to determine TSR PSU payouts. As a starting point, the CGCNC adopted the performance stock option peer group, consisting of 12 automotive suppliers selected from a comparator universe of publicly traded North American companies in the automotive industry. The selected peers are considered to be Magna's most direct competitors for business and investor capital, based on such factors as coverage by equity research analysts, as well as inclusion in industry indices and in the peer groups of peer companies. The peer group was then augmented with the following, each of which counts as the equivalent of a single company within the peer group:

  •
  a composite peer consisting of the three publicly-traded, North American automobile OEMs – FiatChrysler Automobiles N.V., Ford Motor Company and General Motors Company;

  •
  a composite peer consisting of three publicly-traded European automotive suppliers – Continental AG, Faurecia and Valeo; and

  •
  the S&P500 index.

As a result, the TSR peer group approved by the CGCNC consists of the following:

TSR PEER GROUP

American Axle Manufacturing & Holdings Inc.	Johnson Controls Inc. / Adient, Inc.(1)

Autoliv, Inc.	Lear Corp.

BorgWarner Inc.	Linamar Corp.

Dana Holding Corporation	Martinrea International Inc.

Delphi Automotive plc	Tenneco Inc.

Gentex Corp.	Visteon Corp.

FiatChrysler / Ford / General Motors	Continental / Faurecia / Valeo

S&P 500 Index

Note:

1.
Adient was added as a peer in place of Johnson Controls ("JCI") for periods from October 1, 2016 onwards, as a result of the spin-off by JCI of its automotive business into Adient.

60       Compensation

C. Elements of Magna's 2016 Executive Compensation Program

2016 NEOs	Consistent with 2015, Magna's Named Executive Officers in 2016 were:
	• Donald J. Walker	Chief Executive Officer
	• Vincent J. Galifi	Executive Vice-President and Chief Financial Officer
	• Tommy J. Skudutis	Chief Operating Officer, Exteriors, Seating, Mirrors, Closures and Cosma
	• Jeffrey O. Palmer	Executive Vice-President and Chief Legal Officer
	• James J. Tobin	Chief Marketing Officer and President, Magna Asia

Employment Contracts	Each NEO is subject to an employment agreement which specifies:
• his base salary and profit sharing percentages, including the proportions of the annual profit sharing bonus payable in cash and RSUs;
• standard benefits to be provided;
• terms on which compensation can be clawed-back;
• the securities maintenance formula applicable to the executive; and
• the basis on which the executive's employment may be terminated.
Overview	Our 2016 compensation program for the NEOs consisted of the following elements:

Compensation       61

The elements of compensation described above represented the following percentages of 2016 total compensation:
Average NEO Total Compensation

1. Base Salaries:
We maintain base salaries for NEOs which are positioned significantly below base salaries in our peer group. These low base salaries are intended to:

• maximize the incentive for each executive to pursue profitability for the benefit of all of Magna's stakeholders;
• reinforce the link between executive pay and corporate performance; and
• reflect and reinforce our entrepreneurial corporate culture.
During 2016, the NEOs received identical base salaries of $325,000.

NAME	BASE SALARY ($)

Donald J. Walker	325,000

Vincent J. Galifi	325,000

Tommy J. Skudutis	325,000

Jeffrey O. Palmer	325,000

James J. Tobin	325,000

62       Compensation

2. Annual Profit Sharing Bonus	Each NEO is contractually entitled to receive a specified percentage of our Pre-Tax Profits Before Profit Sharing as an annual profit sharing bonus. This measure is based on Income from operations before income taxes as reported in our financial statements, adjusted to (among other things) add-back employee profit sharing and aggregate incentive bonuses for specified members of our executive management team, including the NEOs. As disclosed earlier in this CD&A, the annual profit sharing bonus provides a direct link between an executive's compensation and the company's performance. Profit sharing bonuses are deeply rooted in our entrepreneurial culture – we believe that they have been a critical factor to our past success and will continue to be critical to our continued success in the future. These bonuses are highly variable – if Magna fails to generate a profit, no bonus will be paid. We believe this motivates executives to strive to achieve consistent profitability, as well as year over year profit growth. The CGCNC has implemented measures to moderate the growth of profit sharing bonuses above specified profit levels, as discussed further below. These measures, combined with measures described in Section E of this CD&A to manage compensation risk, seek to achieve a reasonable balance between risk and reward.

The specified profit sharing percentage represents the maximum percentage of our Pre-Tax Profits Before Profit Sharing that an executive is entitled to receive – his actual or effective profit sharing percentage may be lower in a year, since profit sharing declines as our Pre-Tax Profits Before Profit Sharing exceeds $1.5 billion, as follows:

PRE-TAX PROFITS BEFORE PROFIT SHARING	PROPORTION OF SPECIFIED PROFIT SHARING PERCENTAGE

$0 to $1.5 billion	100%

$1.5 billion to $1.75 billion	85%

$1.75 billion to $2.0 billion	70%

$2.0 billion to $2.25 billion	60%

>$2.25 billion	50%

By way of example, our Chief Executive Officer's aggregate specified profit sharing bonus is 0.75% of our Pre-Tax Profits Before Profit Sharing. However, as a result of Magna's Pre-Tax Profits Before Profit Sharing exceeding $1.5 billion in 2016, Mr. Walker's effective profit sharing percentage was 0.6016% of our Pre-Tax Profits Before Profit Sharing.

Compensation       63

Due to the impact of the foregoing profit sharing step-downs, the aggregate effective profit sharing percentages for NEOs were as follows in 2016:

NAME	2016 AGGREGATE SPECIFIED PROFIT SHARING PERCENTAGE (%)	2016 AGGREGATE EFFECTIVE PROFIT SHARING PERCENTAGE (%)

Donald J. Walker	0.7500	0.6016

Vincent J. Galifi	0.3000	0.2406

Tommy J. Skudutis	0.3000	0.2406

Jeffrey O. Palmer	0.1800	0.1444

James J. Tobin	0.1100	0.0882

For 2016, Mr. Palmer's profit sharing percentage was reduced in connection with a mutually agreed pre-retirement leave arrangement. His profit share will remain at this reduced level until his retirement.
Annual Profit Share Split Between Cash and RSUs
Sixty percent of the annual profit sharing bonus for each Corporate NEO was paid in cash, with the remaining 40% deferred in the form of RSUs. Since the value of compensation deferred in the form of RSUs is contingent on annual profitability, the RSUs are effectively front-end performance conditioned.
Annual Profit Sharing Bonus "At Risk"
In order to create maximum incentive to achieve profitability, profit sharing bonuses are earned from the first dollar of Pre-Tax Profits Before Profit Sharing generated by Magna and are completely "at risk" since they increase or decrease with changes in Magna's Pre-Tax Profits Before Profit Sharing.
Recognition of Individual and Team Performance
The specified percentage of our Pre-Tax Profits Before Profit Sharing which an executive is entitled to receive as an annual profit sharing bonus is intended to reflect the executive's individual contribution to management team performance. However, the direct link to Magna's Pre-Tax Profits Before Profit Sharing ultimately reflects Magna's overall performance. An executive's specified profit sharing percentage is not adjusted annually once it has been set, but may be adjusted from time to time if an executive's responsibilities change significantly.
CGCNC Discretion Over Profit Shares
The CGCNC may, on advance notice, modify an NEO's profit sharing percentage. In addition, in conjunction with the Board's approval of a material acquisition or disposition, the CGCNC may equitably adjust profit sharing percentages to ensure executive compensation arrangements remain appropriate following any such transaction.

64       Compensation

2a. Annual Profit Sharing Bonus – Cash Portion:	Annual profit sharing bonuses paid in cash to NEOs were as follows in 2016:

NAME	2016 EFFECTIVE PROFIT SHARING – CASH (%)	2016 EFFECTIVE PROFIT SHARING – CASH ($)

Donald J. Walker	0.3609	10,902,000

Vincent J. Galifi	0.1444	4,361,000

Tommy J. Skudutis	0.1444	4,361,000

Jeffrey O. Palmer	0.0866	2,617,000

James J. Tobin	0.0529	1,599,000

Since Magna does not provide pensions, SERPs or other retirement benefits, a portion of the annual cash profit sharing bonus is intended to fund NEOs' retirement savings. We believe that this is an important consideration when comparing the structure of Magna's executive compensation against that of other companies which provide pensions, SERPs or other retirement benefits.
Cash Portion Paid in Quarterly Installments
The cash portion of the annual profit sharing bonus is paid in installments. Installments for the first three fiscal quarters of each year are paid to the Corporate NEOs following the end of each fiscal quarter, based on our year to date Pre-Tax Profits Before Profit Sharing. Following the end of each fiscal year, we calculate the profit sharing bonus each Corporate NEO is entitled to for that fiscal year, subtract the installments paid for the first three quarters and pay the difference as the final installment.
2b. Annual Profit Sharing Bonus – RSU Portion:
Deferral of a portion of the annual profit-sharing bonus serves a number of important functions in our executive compensation program, including alignment of interests with shareholders, promotion of responsible decision-making, discouragement of excessive risk-taking, balancing the time horizon of different compensation tools, as well as motivation and retention of executives.

The portion of the annual profit sharing bonus deferred in the form of RSUs is completely "at risk". The initial bonus value deferred into RSUs is dependent on Magna's annual profitability and, once credited, remains "at risk" since RSU value fluctuates with the market price of our Common Shares. RSUs are redeemed by delivery of Common Shares in December of the second year after the year of grant. For example, RSUs that were granted in 2016 will be redeemed in December 2018.
Annual NEO profit sharing bonuses deferred in the form of RSUs were as follows in 2016:

NAME	2016 EFFECTIVE PROFIT SHARING – RSUS (%)	2016 EFFECTIVE PROFIT SHARING – RSUS ($)

Donald J. Walker	0.2406	7,268,000

Vincent J. Galifi	0.0963	2,907,000

Tommy J. Skudutis	0.0963	2,907,000

Jeffrey O. Palmer	0.0578	1,744,000

James J. Tobin	0.0353	1,065,000

Compensation       65

RSUs Deferred in Quarterly Installments	Installments of the RSU portion of the annual profit sharing bonus for the first three fiscal quarters of each year are credited to each NEO following the end of each fiscal quarter, based on our year to date Pre-Tax Profits Before Profit Sharing. The number of RSUs deferred is calculated by taking 40% of the dollar value of an NEO's quarterly profit share and dividing it by the average of the closing prices of our Common Shares on NYSE over the twenty trading days ending on the last business day of the fiscal quarter. Following the end of each fiscal year, we calculate the amount each NEO is entitled to for that fiscal year, subtract the installments credited for the first three quarters and defer an amount equal to the difference. Dividends on RSUs are paid in cash at the same time and in the same amounts as dividends on our Common Shares.

3. Long-Term Incentives:	As discussed in the Compensation and Performance Report earlier in this Circular, the CGCNC introduced a three-part long-term incentive for grants to NEOs in respect of 2016. The grant made by the CGCNC in respect of 2016 consists of ROIC PSUs, TSR PSUs and regular stock options. The adoption of a three-part long-term incentive is aimed at diversifying the number of compensation metrics used and rewarding a broader range of value-creating behaviour. A majority (60%) of the total value granted by the CGCNC in the form of long-term incentives in respect of 2016 was in the form of performance-conditioned PSUs, the maximum realizable number of which is capped at 200% of target. The PSUs are completely "at risk" since performance below specified thresholds can result in no PSUs being paid out.
Long-term incentives in the form of PSUs (at target) and stock options granted to NEOs in respect of 2016 were as follows:

NAME	ROIC PSUS	TSR PSUS	STOCK OPTIONS	TOTAL LTI ($)

Donald J. Walker	$1,188,000	$594,000	$1,188,000	2,970,000

	27,049 PSUs	13,525 PSUs	137,979 Options

Vincent J. Galifi	$410,000	$205,000	$410,000	1,025,000

	9,335 PSUs	4,668 PSUs	47,619 Options

Tommy J. Skudutis	$390,000	$195,000	$390,000	975,000

	8,880 PSUs	4,440 PSUs	45,296 Options

Jeffrey O. Palmer	NIL	NIL	$320,000	320,000

			37,166 Options

James J. Tobin	$176,000	$88,000	$176,000	440,000

	4,007 PSUs	2,004 PSUs	20,441 Options

Mr. Palmer was granted an LTI solely in the form of stock options as part of his pre-retirement arrangements.
ROIC PSUs
The ROIC PSUs are intended to incent and reward capital-efficient value creation over a three-year performance period. The performance period for the ROIC PSUs granted in respect of 2016 is January 1, 2016 to December 31, 2018.

66       Compensation

The number of ROIC PSUs realized by an NEO following the performance period depends on the target number granted by the CGCNC, Magna's return on invested capital performance in relation to its cost of capital and the payout scale approved by the CGCNC. The maximum number of ROIC PSUs which can be realized is capped at 200% of target, but no PSUs may ultimately be earned if ROIC performance falls below the payout threshold. The dollar value of compensation realized by an NEO following the performance period will depend on the final number of ROIC PSUs paid-out, as well as the trading price of our Common Shares. When ROIC PSUs are redeemed following the performance period, we will deliver the net value in the form of Common Shares acquired on the market under our share repurchase program, with dividends paid in cash based on the final number of ROIC PSUs.
ROIC is defined as: after-tax operating profits, divided by invested capital. For purposes of the calculation of ROIC:
• equity income from non-controlled joint ventures will be included in calculating profits;
• Magna's tax rate will be applied at an assumed rate of 25%;

• invested capital will be calculated as the difference between (a) total assets, (excluding cash and deferred tax assets) and (b) non-debt short-term liabilities, and will be averaged on a five-fiscal quarter basis; and
• capitalized operating leases will be excluded from the calculation of non-debt short-term liabilities.
Certain other adjustments may also apply, with the CGCNC having discretion to address various situations in order to ensure consistency and comparability in ROIC goal-setting and measurement.
The following table sets out the payout scale for the ROIC PSUs (interpolation applies for points between the payout levels):

PERFORMANCE LEVEL	ROIC (%)	PAYOUT (AS % OF TARGET)

Maximum	19.0%	200%

Target	13.5% to 14.5%	100%

Threshold (Cost of Capital)	9%	50%

Below Threshold	–	0%

As an exception to the foregoing payout scale, if Magna's ROIC (determined in the manner discussed below) is below the Threshold / Cost of Capital but three-year relative TSR as determined for purposes of the TSR PSUs is greater than or equal to the 55th percentile of the TSR peer group, then 50% of the target number of ROIC PSUs will be paid out.

Compensation       67

In determining the payout scale for the ROIC PSUs, the CGCNC considered an ROIC back-testing analysis covering the time period from 1998 to 2018 (forecast based on business plan). Over such time period, the back-testing analysis implied that the number of ROIC PSUs paid out would have been roughly at target had they been in place throughout that time period, with zero PSUs or a number of PSUs below-target paid-out in roughly one-third of those years. Such results were within the range of market practice, according to the CGCNC's compensation advisor.

Since Magna operates in a cyclical industry, we will average the implied payout for each of the three individual years of the performance period to determine the actual ROIC PSU payout. This means that a year of ROIC performance which is below our cost of capital will count as 0% in the payout calculation, but cannot be a negative percentage. The effect of this is that the ROIC PSU payout will not directly correspond to our three-year compound average ROIC. During automotive industry downturn years, it is possible that ROIC could be negative, due to a deterioration in EBIT tied to a significant drop in vehicle production volumes. Based on back-testing, negative ROIC would not be expected in normal industry downturns, but it was experienced during the 2008-2009 global recession. By calculating ROIC PSU payout based on the average implied payouts for each of the years of the performance period, extreme outlier years (such as 2008) cannot have a disproportionate impact on the payout calculation. The feature also operates to place a cap on ROIC performance above the maximum level, thus preventing positive outlier years from having a disproportionate impact on the payout calculation.
TSR PSUs
The TSR PSUs are intended to incent and reward creation of shareholder value, relative to the companies in the TSR peer group approved by the CGCNC. The performance period for the TSR PSUs granted in respect of 2016 is January 1, 2016 to December 31, 2018.

The number of TSR PSUs realized by an NEO following the performance period depends on the target number granted by the CGCNC, Magna's relative three-year TSR performance and the payout scale approved by the CGCNC. The number of TSR PSUs which can be realized is capped at 200% of target and no TSR PSUs would be paid for TSR performance below the 25th percentile of the TSR peer group. The dollar value of compensation realized by an NEO following the performance period will depend on the final number of TSR PSUs paid-out, as well as the trading price of our Common Shares. When TSR PSUs are redeemed following the performance period, we will deliver the net value in the form of Common Shares acquired on the market under our share repurchase program, with dividends paid in cash based on the final number of TSR PSUs.

68       Compensation

The following table sets out the payout scale for the ROIC PSUs (interpolation applies for points between the payout levels):

PERFORMANCE LEVEL	THREE-YEAR RELATIVE TSR (PERCENTILE)	PAYOUT (% OF TARGET)

Maximum	> 75th	200%

Above Target	65th	150%

Target	50th	100%

Below Target	35th	50%

Threshold	< 25th	0%

As an exception to the foregoing payout scale, if the company's relative three-year TSR is greater than the target level, but absolute three-year TSR is negative, the number of TSR PSUs paid out will be capped at the target level. This feature recognizes that payouts should not exceed target where shareholders have experienced a deterioration in the absolute value of their holdings.
Stock Options
Stock options serve as a tool to incent absolute share price returns over the medium- to long-term (three to seven years). Magna's stock options vest in equal one-third tranches on the first three anniversaries of the grant date and expire on the seventh anniversary of the grant date. The CGCNC is committed to responsible option granting practices, including by maintaining annual option grants to all participants below 1% of our issued and outstanding shares. Options are not priced during trading blackouts and are granted at an exercise price equal to market price on the NYSE.
Performance-vested stock options were granted to NEOs in respect of 2015 and 2014, as described in our 2016 Circular and 2015 Circular. To date, none of those options have vested.

Stock options are typically granted in late February or early March of a year in respect of the prior year. For example, stock options granted in February 2017 relate to the optionees' performance in 2016 and, in the case of NEOs, have been included as 2016 compensation in the Summary Compensation Table.
The following options were granted on February 27, 2017:

	EXERCISE PRICE ($)	ELIGIBLE OPTIONEES	NO. OF OPTIONS	OPTION BURN RATE(1) (%)

NEOs	$43.05	5	288,501	0.08%

Non-NEOs	$43.05	115	1,027,758	0.27%

Total	—	120	1,316,259	0.35%

Note:
1. Represents the applicable number of options, stated as a percentage of Magna's issued and outstanding shares on the grant date.

For a discussion of the process and criteria used to determine the overall size of option grants, please refer to Section B of this CD&A.

Compensation       69

The number and grant date value of stock options granted to NEOs on February 27, 2017 is as follows:

NAME	NO. OF OPTIONS (#)	COMPENSATION VALUE(1) ($)

Donald J. Walker	137,979	1,188,000

Vincent J. Galifi	47,619	410,000

Tommy J. Skudutis	45,296	390,000

Jeffrey O. Palmer	37,166	320,000

James J. Tobin	20,441	176,000

Note:
1. See Note 2 to "Summary Compensation Table" for details regarding the methodology and assumptions used to value the options granted to the NEOs.

Option Burn-Rate, Dilution and Overhang	Taking into account the options granted on February 27, 2017, Magna's option dilution and overhang were as follows:

Notes:
1. Represents stock options granted on February 27, 2017, expressed as a proportion of the number of Magna Common Shares which were issued and outstanding as of such date.

2. Represents all stock options previously granted but not exercised as of February 27, 2017, expressed as a proportion of the number of Magna's Common Shares which were issued and outstanding as of such date.

3. Represents all stock options available for grant and all stock options previously granted but not exercised as of February 27, 2017, expressed as a proportion of the number of Magna's Common Shares which were issued and outstanding as of such date.
Stock Option Plans
Stock option grants are made under our 2009 Incentive Stock Option Plan, which was approved by shareholders in May 2010. The 2009 Option Plan is discussed in further detail under "Incentive Plan Awards".
Option Exercise Increases an Executive's Securities Maintenance Requirement
We treat a stock option gain (being market price at time of exercise, less exercise price and deemed taxes on the gain) as if it was income earned in the year of the option exercise. As a result, the number of shares to be held pursuant to an NEO's securities maintenance requirement will increase in respect of a year in which stock options are exercised. If the executive already owns a sufficient number of Common Shares and RSUs to meet this increased securities maintenance requirement, no further shares need to be held from the option exercise. If an NEO does not own enough shares to meet this increased securities maintenance requirement, the additional required number of shares will need to be held following the option exercise.
Post-Retirement Hold-Back
If an NEO ceases to be employed by Magna (including any affiliates) within one year following the date of a stock option exercise, he must hold shares with a market value (at the exercise date) equal to the net after-tax gain until the one-year anniversary of the exercise date.

70       Compensation

Restricted Shares
In the past, we made restricted share grants to Donald Walker, Vincent Galifi, Jeffrey Palmer and Tommy Skudutis. The last such grant was made in 2008. Restricted share grants are not expected to be an ongoing feature of our executive compensation program; however, previously granted restricted shares continue to be released to the Corporate NEOs in accordance with their original terms of grant.
Forfeiture of Restricted Shares
Restricted shares are released to an executive in equal 10% increments over a ten-year period immediately following an initial five-year qualification period. However, restricted shares are subject to forfeiture if:
• during the ten-year release period, the executive competes with Magna, solicits Magna employees or discloses confidential Magna information to a third party;
• while employed by Magna, the executive fails to devote his full time and attention to Magna's business; or
• the executive's employment is terminated due to theft, bribery or fraud.

Since the restricted shares were taxed in the year of grant, forfeiture of the shares also effectively results in forfeiture of amounts paid personally by the executive as taxes on the restricted shares.
Anti-Hedging Restrictions
Executives are not permitted to engage in activities which would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include "puts", "collars", equity swaps, hedges, derivative transactions and any transaction aimed at limiting an executive's exposure to a loss or risk of loss in the value of the Magna securities which he holds.
Automatic Securities Disposition Plans
Executives are permitted to enter into automatic securities disposition plans ("ASDPs"), which are also known as Rule 10b5-1 Plans. Such plans allow executives to establish a plan for the sale of Common Shares held by the executive and exercise of stock options granted to them, subject to meeting all legal requirements applicable to such plans. Among other things, an executive may only enter into, modify or terminate a plan while he or she is not under a trading blackout or otherwise in possession of material undisclosed information.
4. Benefits
Benefits provided to NEOs are the same as those provided to other employees in the same country, with a few exceptions discussed below. As discussed earlier, Magna does not provide a defined benefit pension plan or other retirement benefits to NEOs, consistent with our compensation approach to employees generally.
Medical, Dental and Disability Benefits	NEOs receive the same medical, dental and disability benefits as other employees in the same country.

Compensation       71

CEO and CFO Life Insurance Premiums Are Reimbursed
NEOs other than Donald Walker and Vincent Galifi receive the same insurance benefits as those available to other employees in the same country. In addition to these standard insurance benefits, we reimbursed life insurance premiums on insurance policies for Donald Walker and Vincent Galifi. During 2016, the premiums reimbursed were as follows:
• Donald Walker: $123,000(1)
• Vincent Galifi: $45,000(1)

Note:
1. Converted from C$ at the BoC exchange rate on December 30, 2016.
Life insurance premium reimbursements are not grossed-up for income tax.
"Perks" are Limited
We provide limited "perks" to NEOs consisting of occasional access to corporate aircraft for personal use and access to corporate facilities, in each case when not required for business purposes and subject to reimbursement as discussed below.
Occasional Personal Use of Corporate Aircraft Is Subject to Partial Reimbursement
NEOs are permitted occasional access to corporate aircraft for personal use, in accordance with policies approved by the CGCNC. Any personal use must be reimbursed at 150% of an equivalent business class airfare for the same route. However, the difference between the "aggregate variable operating cost" of the personal flight and the amount reimbursed by the executive is treated as a "perk" and is disclosed in the Summary Compensation Table under "All Other Compensation".

We add together all variable costs for operating the aircraft for a fiscal year, including fuel, maintenance, customs charges, landing and handling fees, data and communications charges and any other similar costs and divide that total by the number of hours flown during the year to calculate a cost per flight hour. The cost per flight hour multiplied by the flight hours for a personal flight, minus the amount reimbursed by the executive, is the value of the "perk".
Other Perks
NEOs are entitled to access the Magna Golf Club adjacent to the Company's head office for business purposes. Applicable charges relating to personal use are paid for by the executive at the club's regular rates.
Executive Equity Ownership
Executive Management Securities Maintenance Requirements
Each NEO is subject to a securities maintenance requirement which takes one-third of his compensation in respect of each of the prior three calendar years consisting of base salary, profit sharing bonus and other incentive compensation, including gains realized from the exercise of stock options, after deducting income tax at a deemed rate of 50%, then divides the result by the average daily closing prices of our Common Shares on NYSE over those three years. In the event an NEO falls below the securities maintenance requirement, the NEO's bonus is withheld until he demonstrates compliance with the requirement.

72       Compensation

NAME	NO. OF SHARES AND RSUS TO BE HELD (#)	NO. OF SHARES AND RSUS HELD AS OF 12/31/16 (#)	STATUS	12/31/16 VALUE(1) ($)

Donald J. Walker	345,168	2,252,317	Exceeds	97,751,000

Vincent J. Galifi	226,062	1,096,495	Exceeds	47,588,000

Tommy J. Skudutis	98,443	243,901	Exceeds	10,585,000

Jeffrey O. Palmer	156,358	469,426	Exceeds	20,373,000

James J. Tobin	61,017	67,708	Exceeds	2,939,000

Note:
1. Based on the closing price of Magna Common Shares on the NYSE on December 30, 2016.

Termination/ Severance
Termination/ Severance Payments are Limited to a Maximum of 24 Months Compensation
Each Corporate NEO is entitled to 12 months' severance pay, plus one additional month of severance pay for each year employed by Magna (including any subsidiaries), to a maximum of 24 months' severance (the "Notice Period") in the event of termination without cause. Based on their years of service to Magna, each Corporate NEO would be entitled to 24 months' severance pay if terminated without cause.

NAME	TENURE WITH (MAGNA) (YEARS)	SEVERANCE ENTITLEMENT (# MONTHS)

Donald J. Walker	29+	24

Vincent J. Galifi	27+	24

Tommy J. Skudutis	25+	24

Jeffrey O. Palmer	16+	24

James J. Tobin	14+	24

Severance payments are based on the average of an NEO's total compensation excluding LTIs for the 12 fiscal quarters prior to the termination.

A summary showing the treatment of each compensation element in different termination scenarios is set forth below under "Summary of Treatment of Compensation on Resignation, Retirement, Termination or Change in Control".

Compensation       73

Change in Control Protections
Double-Trigger
We maintain "double trigger" change in control protection for the Corporate NEOs; however, such protection does not provide any enhanced severance. The primary benefit is the acceleration of any unvested stock options in the event that a change in control is followed by termination of employment or constructive dismissal for "good reason". In a Change in Control scenario, treatment of outstanding stock options will need to be addressed by the CGCNC. Depending on the nature of the acquiror, outstanding options could become exercisable into equity of the acquiror. However, outstanding options could also be accelerated, in which case there would be no incremental benefit to the executive of such protection.

The definition of "good reason" for purposes of the change in control protection covers a number of standard events that would ordinarily be a basis for constructive dismissal. In addition, the definition includes as an event of good reason the implementation of a financing, sale, merger, reorganization or other transaction related to a change in control, which would reasonably be expected to reduce Pre-Tax Profits Before Profit Sharing by 20% over the following two-year period from the last Board-approved business plan (a "Leverage Transaction"). The principal intent of this provision is to address a scenario whereby a purchaser of Magna could add significant debt to Magna's balance sheet, but could also include other restructuring transactions following a change in control, the effect of which in each case could be to materially reduce or eliminate profits and thus annual profit sharing bonuses for any Corporate NEO whose employment continued following the change in control. In any such scenario, there could be a misalignment of interests between Corporate NEOs and shareholders since Corporate NEOs could have a disincentive to support a change in control transaction involving a potential purchaser who plans to implement a Leverage Transaction following completion of the change in control.

To address this concern, in the event a purchaser of Magna implements a Leverage Transaction following a change in control, any Corporate NEO whose employment continues could claim that the second "trigger" of the double-trigger protection had been activated, thus entitling him to standard severance and the option treatment determined by the CGCNC, as discussed above.

74       Compensation

Summary of Treatment of Compensation on Resignation, Retirement, Termination, or Change in Control

Element of Compensation	Resignation	Retirement	Termination – Cause	Termination – No Cause	Termination Without Cause on Change in Control

Base Salary	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	Average of compensation excluding LTIs for the last 12 fiscal quarters	Average of compensation excluding LTIs for the last 12 fiscal quarters

Annual Bonus – Cash	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	paid out over severance period (up to 24 months) as	paid out over severance period (up to 24 months) as

Annual Bonus – RSUs	Pro-rated vesting to effective date. Redeemed on regular payout date (2+ years after earned).	Pro-rated vesting to effective date. Redeemed on regular payout date (2+ years after earned).	Pro-rated vesting to effective date. Redeemed on regular payout date (2+ years after earned).	salary continuation (bi-weekly) or lump-sum.	salary continuation (bi-weekly) or lump-sum.

ROIC PSUs	PSUs pro-rated to effective date of resignation. Redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%).	PSUs granted in year of retirement are redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%).	Forfeiture of unredeemed PSUs	PSUs pro-rated to effective date of termination. Redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%).	PSUs pro-rated to effective date of termination. Redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%).

TSR PSUs	PSUs pro-rated to effective date of resignation. Redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%).	PSUs granted in year of retirement are redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%).	Forfeiture of unredeemed PSUs	PSUs pro-rated to effective date of termination. Redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%).	PSUs pro-rated to effective date of termination. Redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%).

Stock Options	Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of resignation.	Unvested and unexercised options expire on earlier of option expiry date and three years after effective date of retirement. No acceleration of performance stock options.	All unexercised options expire on effective date of termination.	Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of termination. No acceleration of performance stock options.	Vested options can be exercised until earlier of option expiry date and 12 months after Notice Period (as defined above). Unvested time-vested options accelerate and can be exercised until same date. No acceleration of performance stock options.

Restricted Shares	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed. Where termination is due to theft, bribery or fraud, unreleased restricted shares are forfeited.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.

Benefits & Perks	None	None	None	None	None

Pension	None	None	None	None	None

Compensation       75

Summary of Incremental Severance, Termination and Change in Control Payments	The table below shows the value of the estimated incremental payments or benefits that would accrue to each NEO upon termination of his or her employment following resignation, normal retirement, termination without cause, termination with cause and termination without cause on change in control. For stock options, the values shown represent the in-the-money value of any grants the vesting of which would accelerate as a result of each termination circumstance below.

	Resignation	Retirement	Termination – Cause	Termination Without Cause	Termination Without Cause on Change in Control

Donald J. Walker
Severance	NIL	NIL	NIL	36,073,000	36,073,000
RSUs	NIL	NIL	NIL	NIL	NIL
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
TSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	2,485,000	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					38,558,000

Vincent J. Galifi
Severance	NIL	NIL	NIL	14,819,000	14,819,000
RSUs	NIL	NIL	NIL	NIL	NIL
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
TSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	858,000	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					15,677,000

Tommy J. Skudutis
Severance	NIL	NIL	NIL	14,819,000	14,819,000
RSUs	NIL	NIL	NIL	NIL	NIL
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
TSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	809,000	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					15,628,000

Jeffrey O. Palmer
Severance	NIL	NIL	NIL	10,203,000	10,203,000
RSUs	NIL	NIL	NIL	NIL	NIL
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
TSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	305,000	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					10,508,000

James J. Tobin
Severance	NIL	NIL	NIL	5,845,000	5,845,000
RSUs	NIL	NIL	NIL	NIL	NIL
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
TSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	319,000	(1)
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					6,164,000

Note:

1. Represents the in-the-money value of options, the vesting of which is accelerated as a result of a change in control, using the closing price of Magna Common Shares on the TSX on December 30, 2016, converted at the BoC exchange rate on such date for options denominated in C$.

76       Compensation

D. Alignment Between Pay and Performance

There are different ways in which the alignment between pay and performance can be measured. One of the accepted methods involves an assessment of compensation rank (percentile) against TSR rank (percentile). We have shown (below) CEO compensation against relative TSR for both our compensation peer group and also the S&P/TSX60 companies. Additionally, we have shown average NEO compensation against relative TSR for our compensation peer group. Measurement of pay/performance alignment against S&P/TSX60 companies recognizes that while we compete against companies which are largely U.S.-based companies, Magna is an Ontario company which is often assessed against other Canadian companies in terms of compensation and corporate governance.

In the graphs below, the diagonal line from bottom left to top right represents perfect alignment, while the space between the dashed lines generally represents an acceptable range of alignment. Since 2016 compensation information for many of the comparator companies was not yet available at the time the analysis was completed, the graphs below depict the three-year period ended December 31, 2015. These graphs demonstrate close alignment between Magna's pay and performance on a three-year basis.

In light of the fact that the above analysis covers the three-year period ended December 31, 2015, the CGCNC considered the following additional factors:

  •
  Magna's relative TSR performance for the three-year period ended December 31, 2016, was at the 43rd percentile compared to the executive compensation peer group and the 62nd percentile compared to the TSX60.

  •
  Magna's relative TSR performance for the one-year period ended December 31, 2016, was at the 59th percentile compared to the performance stock option peer group, 23rd percentile compared to the executive compensation peer group and 15th percentile compared to the S&P/TSX60 index.

Compensation       77

  •
  Magna's NEO compensation is driven primarily by the company's actual profitability for a year, whereas TSR reflects investors' forward-looking sentiment as to the company's expected performance. Such forward-looking sentiment is impacted by macro-economic, industry-specific and other general considerations.

  •
  As a Canadian-based global automotive supplier, Magna's stock price appears to have been impacted differently than the primarily U.S.-based peers in its executive compensation and performance stock option peer groups, with respect to factors such as uncertainty regarding the future of the North American Free Trade Agreement ("NAFTA") and the impact of foreign currency translation on reported financial results.

  •
  A number of the companies within the S&P/TSX60 index may be less global than Magna and/or impacted to a lesser extent by factors such as the uncertainty over NAFTA, Brexit and foreign currency translation.

  •
  In spite of weaker 2016 TSR performance, Magna's achieved record 2016 sales, sales growth which outpaced the growth in vehicle production, record earnings and strong operating cash flow.

Taking all of these factors into consideration, the CGCNC acknowledges that compensation and TSR will not necessarily reflect a direct correlation from one year to another, but recognizes that TSR is not the only metric by which performance should be assessed. As discussed in the Compensation and Performance Report earlier in this Circular, the CGCNC has proactively sought to enhance the link between compensation and performance through the changes reflected in the company's new NEO compensation framework.

Market norms regarding methodologies to measure and depict the relationship between pay and performance are evolving. In particular, there appears to be movement away from the use of TSR as the sole performance metric in a pay for performance assessment. We will continue to monitor and assess developments in this area and may adjust our methodology for assessing and depicting pay for performance alignment in the future.

2016 Total Shareholder Return

If a shareholder had invested C$100 in Magna Common Shares on the TSX on December 31, 2011, the cumulative value of that investment would be C$379.49, which is approximately 155% higher than the cumulative return of C$148.64 for the S&P/TSX60 index. In the case of an investment of $100 in Magna Common Shares on the NYSE on the same date, the total cumulative shareholder value of that investment would be $287.73, which is approximately 45% higher than the cumulative return of $198.18 for the S&P500 composite index.

The graph below shows the five-year returns of Magna Common Shares on the TSX and NYSE as compared to the S&P/TSX and S&P500 composite indices, respectively, assuming investment of C$100 and $100 on December 31, 2011 and reinvestment of dividends.

FISCAL YEARS	DECEMBER 31, 2012	DECEMBER 31, 2013	DECEMBER 31, 2014	DECEMBER 31, 2015	DECEMBER 31, 2016

Magna Common Shares (TSX)	C$149.77	C$267.43	C$392.18	C$356.51	C$379.49

S&P/TSX Total Return	C$107.19	C$121.11	C$133.90	C$122.76	C$148.64

Magna Common Shares (NYSE)	$153.93	$257.20	$345.64	$262.44	$287.73

S&P500 Total Return	$116.00	$153.57	$174.60	$177.01	$198.18

78       Compensation

E. Compensation Risk Management

Overall Level of Compensation Risk is Reasonable in Light of Nature of Magna's Business and Industry
The CGCNC has considered whether Magna's executive compensation system may encourage excessive risk taking. The CGCNC concluded that the potential risks created by any particular element of the system are appropriately mitigated by other elements and that the overall level of risk is reasonable in light of the nature of Magna's business and the automotive industry. In reaching this conclusion, the CGCNC considered the methods described below which are employed to help establish an appropriate balance between risk and reward, as well as to encourage responsible decision-making:
• Board/CGCNC oversight of executive compensation generally;
• independent advice and recommendations on compensation matters provided by compensation consultants and legal advisors directly selected and retained by the CGCNC;
• Board/CGCNC discretion to determine base salaries and adjust profit-sharing percentages on notice or in case of M&A transactions;
• complete Board/CGCNC discretion over LTI structure and quantum;
• mix of compensation vehicles and metrics;
• links between executive compensation and consequences of management decision-making, including due to dollar-for-dollar impact of impairments and restructuring charges on profit-sharing pool;
• deferral of compensation in the form of RSUs;
• performance conditioning of PSUs and cap on the maximum number of PSUs which can be realized;
• compensation clawback in the event of a financial restatement (excluding a restatement resulting from retroactive application of a change to GAAP);
• forfeiture risk applicable to RSUs, PSUs, stock options and unreleased restricted shares in certain circumstances;
• significant levels of personal wealth "at risk" due to equity maintenance requirements;
• post-retirement holdback of option shares resulting from option exercise occurring within one-year prior to retirement; and
• anti-hedging restrictions.

Compensation       79

Summary Compensation Table

The following table sets forth a summary of all compensation earned in respect of 2016, 2015 and 2014 by the individuals who were our Named Executive Officers in respect of 2016. All amounts are presented in U.S. dollars and any applicable amounts in other currencies have been converted to U.S. dollars.

					NON-EQUITY INCENTIVE PLAN COMPENSATION ($)

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	SHARE-BASED AWARDS(1) ($)	OPTION-BASED AWARDS(2) ($)	ANNUAL(3) ($)	LONG- TERM ($)	PENSION VALUE ($)	ALL OTHER COMPENSATION ($)	TOTAL COMPENSATION ($)

Donald J. Walker	2016	325,000	9,050,000	1,188,000	10,902,000	NIL	NIL	123,000(4)	21,588,000
Chief Executive Officer	2015	325,000	6,962,000	2,875,000	10,444,000	NIL	NIL	155,000(4)	20,761,000
	2014	325,000	7,024,000	3,145,000	10,535,000	NIL	NIL	175,000(4)	21,204,000

Vincent J. Galifi	2016	325,000	3,522,000	410,000	4,361,000	NIL	NIL	45,000(5)	8,663,000
Executive Vice-President	2015	325,000	2,785,000	992,000	4,177,000	NIL	NIL	66,000(5)	8,345,000
and Chief Financial Officer	2014	325,000	2,809,000	1,107,000	4,214,000	NIL	NIL	66,000(5)	8,521,000

Tommy J. Skudutis	2016	325,000	3,492,000	390,000	4,361,000	NIL	NIL	33,000(6)	8,601,000
Chief Operating Officer,	2015	325,000	2,785,000	940,000	4,177,000	NIL	NIL	4,000(6)	8,231,000
Exteriors, Seating,	2014	325,000	2,809,000	994,000	4,214,000	NIL	NIL	14,000(6)	8,356,000
Mirrors, Closures and Cosma

Jeffrey O. Palmer	2016	325,000	1,744,000	320,000	2,617,000	NIL	NIL	NIL	5,006,000
Executive Vice-President	2015	325,000	1,880,000	340,000	2,820,000	NIL	NIL	23,000(7)	5,388,000
and Chief Legal Officer	2014	325,000	2,107,000	413,000	3,161,000	NIL	NIL	NIL	6,006,000

James J. Tobin	2016	325,000	1,329,000	176,000	1,599,000	NIL	NIL	NIL	3,429,000
Chief Marketing Officer	2015	325,000	1,021,000	425,000	1,532,000	NIL	NIL	NIL	3,303,000
and President, Magna Asia	2014	325,000	1,030,000	450,000	1,545,000	NIL	NIL	NIL	3,350,000

Notes:

1.
Amounts disclosed in this column represent the grant date fair value of annual profit sharing bonuses deferred in the form of RSUs. For 2016 compensation, these amounts also include the grant value (at target) of PSUs granted in respect of 2016.

2.
Amounts disclosed in this column represent the compensation value intended to be conferred by the Board in the form of the stock options granted effective February 27, 2017, February 29, 2016 and February 27, 2015, respectively. In valuing such options, the CGCNC initially made reference to the value of a time-vested stock option determined using the Black-Scholes option pricing model, as set forth in the table below. Since the inputs and assumptions used in the Black-Scholes option pricing model would have resulted in a value below 20% of the option exercise prices, which the CGCNC deemed to be unreasonably low, the CGCNC imposed a "floor" value of 20% of the exercise price. Options granted in respect of 2015 and 2014 were subject to performance conditions for vesting. The CGCNC assigned a 10% discount to the "floor" value to reflect the impact of the relative performance hurdle and risk of forfeiture inherent in the performance-vested stock options. In determining the discount to be 10%, the CGCNC considered various valuation approaches, assumptions and scenarios, as well as the advice of its independent advisors and equity compensation consultants retained to assist Magna in determining the accounting value of the performance stock options.

The Black-Scholes option pricing model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect our best estimates, they involve inherent uncertainties based on market conditions generally outside Magna's control. If other assumptions are used, the stock option value disclosed could be significantly impacted.

The compensation value of the options shown for 2015 and 2014, as determined above, differs from the accounting value of such options, which was determined using a Monte Carlo simulation model. A Monte Carlo simulation is a generally accepted statistical technique, which was used to simulate a range of possible future stock prices over the seven-year option term for Magna and the companies in its performance stock option peer group. The simulation generates an estimate of the fair value of a performance-vested stock option for purposes of financial accounting under the Financial Accounting Standards Board's ASC 718. The simulated fair value estimate per vesting tranche of the 2015 and 2014 options, based on exercise

80       Compensation

  prices of $38.23 (being the NYSE closing price of Magna Common Shares on February 26, 2016) and $54.53 (being the NYSE closing price of Magna Common Shares on February 26, 2015) were as follows:

	2015 SIMULATED FAIR VALUE	2014 SIMULATED FAIR VALUE

Tranche 1	$7.89	$11.92

Tranche 2	$8.29	$12.58

Tranche 3	$8.54	$13.12

  The weighted average assumptions used in measuring the Black-Scholes fair value and "floor value" of stock options granted in respect of 2016, 2015 and 2014 are as follows:

	2016	2015	2014

Risk-free interest rate	1.92%	1.22%	0.63%

Expected dividend yield	2.00%	2.00%	2.00%

Expected volatility	26%	27%	23%

Expected time until exercise	4.5 years	4.5 years	4.5 years

Grant Date Fair Value per option (Black-Scholes)	$8.35	$7.33	$8.52

"Floor" Value	$8.61	$7.65	$10.91

3.
Amounts disclosed in this column represent annual profit sharing bonuses paid in cash.

4.
Amounts disclosed in this column consist of:

DESCRIPTION	2016 ($)	2015 ($)	2014 ($)

Amounts reimbursed by Magna in respect of premiums paid by Mr. Walker on a life insurance policy	123,000	120,000	143,000

Personal use of corporate aircraft	NIL	35,000	32,000

Total		155,000	175,000

5.
Amounts disclosed in this column consist of:

DESCRIPTION	2016 ($)	2015 ($)	2014 ($)

Amounts reimbursed by Magna in respect of premiums paid by Mr. Galifi on a life insurance policy	45,000	43,000	52,000

Personal use of corporate aircraft	NIL	23,000	14,000

Total		66,000	66,000

6.
Amounts disclosed in this column consist of:

DESCRIPTION	2016 ($)	2015 ($)	2014 ($)

Personal use of corporate aircraft	33,000	4,000	14,000

7.
Amounts disclosed in this column consist of:

DESCRIPTION	2016 ($)	2015 ($)	2014 ($)

Personal use of corporate aircraft	NIL	23,000	NIL

Compensation       81

Incentive Plans and Awards

Stock Option Plans	Stock option grants are made under the 2009 Plan, which was approved by shareholders on May 6, 2010 and is administered by the CGCNC.
Eligible Participants Under 2009 Plan
Under the 2009 Plan, stock options may be granted to employees of and consultants to Magna and its subsidiaries. The CGCNC does not foresee options being granted to consultants, except in limited circumstances such as where an individual performs services for Magna through a consulting arrangement for tax or other similar reasons.
2009 Plan Limits	The maximum number of Common Shares:
• issued to Magna "insiders" within any one-year period; and
• issuable to Magna insiders at any time,
under the option plans and any other security-based compensation arrangements (as defined in the TSX Company Manual) cannot exceed 10% of our total issued and outstanding Common Shares, respectively.
Option Exercise Prices are at or Above Market Price on Date of Grant
Exercise prices are determined at the time of grant, but cannot be less than the closing price of a Common Share on the TSX (for options denominated in Canadian dollars) or NYSE (for options denominated in U.S. dollars) on the trading day immediately prior to the date of grant.
3-Year Option Vesting; 7-Year Option Life
Time-vested options granted under the 2009 Plan vest in equal proportions on each of the first three anniversaries of the grant date, unless otherwise determined by the CGCNC. Performance-vested options granted under the 2009 Plan vest as to one-sixth, one-third and one-half on the first three anniversaries of the grant date, respectively, subject to satisfaction of a relative TSR performance hurdle. Subject to accelerated expiry of time-vested options in certain circumstances, options granted under the 2009 Plan expire seven years after grant, unless otherwise determined by the CGCNC. On cancellation or surrender of options under the 2009 Plan, the underlying shares are added back to the number of Common Shares reserved for issuance and are available for re-grant.

82       Compensation

Amending the 2009 Plan	The 2009 Plan gives the Board the power to amend the plan, except for the following types of amendments which require shareholder approval:
• increases to the number of shares reserved for issuance under the plan (excluding an equitable increase in connection with certain capital reorganizations);
• a reduction in the exercise price of an option;
• an extension of an option term (excluding certain limited extensions to allow the exercise of options which expire during or within two business days after the end of a trading blackout);
• an increase in the 10% limit on option shares issuable to insiders, as described above; and
• amendment of the amending provision of the plan.
There were no amendments to the 2009 Plan during 2016.
Copies of Option Plans on Magna.com	The full text of the amended and restated 2009 Plan is available on our website (www.magna.com).
Equity Compensation Plan Information	As of December 31, 2016 and the Record Date, compensation plans under which our Common Shares are authorized for issuance are as follows:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

	12/31/2016 (#)	RECORD DATE (#)	12/31/2016 ($)	RECORD DATE ($)	12/31/2016 (#)	RECORD DATE (#)

Equity compensation plans approved by securityholders:
2009 Plan	7,386,680	9,177,480	$39.81	$41.21	10,046,649	7,959,065

Compensation       83

Outstanding Option-Based Awards	Outstanding option-based awards for each of our Named Executive Officers as of December 31, 2016 were as follows:

	OPTION-BASED AWARDS				SHARE-BASED AWARDS

	NUMBER OF SECURITIES UNDERLYING EXERCISED OPTIONS (#)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS(1) ($)	NUMBER OF SHARE-BASED AWARDS THAT HAVE NOT VESTED (#)	MARKET OR PAYOUT VALUE OF SHARE-BASED AWARDS THAT HAVE NOT VESTED ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED ($)

Donald J. Walker	400,000	C$28.51	03/03/20	8,875,000	NIL	NIL	15,289,000
	264,000	C$53.35	03/04/21	972,000
	320,414	$54.53	02/25/22	–
	417,878	$38.23	02/28/23	2,160,000

Total	1,402,292

Vincent J. Galifi	140,000	C$28.51	03/03/20	3,106,000	NIL	NIL	5,406,000
	92,000	C$53.35	03/04/21	339,000
	112,782	$54.53	02/25/22	–
	144,186	$38.23	02/28/23	745,000

Total	488,968

Tommy J. Skudutis	84,000	C$53.35	03/04/21	309,000	NIL	NIL	9,593,000
	101,270	$54.53	02/25/22	–
	136,628	$38.23	02/28/23	706,000

Total	321,898

Jeffrey O. Palmer	40,000	C$53.35	03/04/21	147,000	NIL	NIL	6,235,000
	42,076	$54.53	02/25/22	–
	49,419	$38.23	02/28/23	255,000

Total	131,495

James J. Tobin	55,576	$24.44	03/01/19	1,054,000	NIL	NIL	1,871,000
	40,000	$27.76	03/03/20	626,000
	40,000	$48.05	03/04/21	–
	45,846	$54.53	02/25/22	–
	61,773	$38.23	02/28/23	319,000

Total	243,195

Notes:

1.
Determined using the closing price of Magna Common Shares on the TSX on December 30, 2016 and the BoC exchange rate on such date for options denominated in C$.

2.
Represents the market value of previously granted, unreleased restricted shares and any RSUs which had not been redeemed as at December 30, 2016. The value shown was determined using the closing price of Magna Common Shares on the NYSE on December 30, 2016.

84       Compensation

Incentive Plan Awards – Value Vested During the Year	The values of option-based and share-based awards which vested, and non-equity incentive plan compensation earned, during the year ended December 31, 2016, are set forth below:

NAME	OPTION-BASED AWARDS – VALUE VESTED DURING THE YEAR(1) ($)	SHARE-BASED AWARDS – VALUE VESTED DURING THE YEAR(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION – VALUE EARNED DURING THE YEAR(3) ($)

Donald J. Walker	2,705,000	7,623,000	10,902,000

Vincent J. Galifi	947,000	3,049,000	4,361,000

Tommy J. Skudutis	813,000	3,049,000	4,361,000

Jeffrey O. Palmer	406,000	1,842,000	2,617,000

James J. Tobin	266,000	1,117,000	1,599,000

Notes:

1.
Represents the vesting date value of previouly granted stock options which vested during 2016 and assumes that any such options which were in-the-money were exercised on the vesting date.

2.
Represents the value of profit sharing bonuses deferred in the form of RSUs in respect of 2016, all of which vested in 2016. Also includes dividends credited on NEO's aggregate RSU balance, which includes RSUs granted in prior years.

3.
Represents the value of profit sharing bonuses paid in cash in respect of 2016.

Compensation       85

Additional Information

Interests of Management and Other Insiders in Certain Transactions
During 2016, a non-independent trust (the "Trust") which exists to make orderly purchases of Magna shares for employees, either for transfer to Magna's Employee Equity and Profit Participation Program or to recipients of either bonuses or rights to purchase such shares from the Trusts, borrowed up to $10 million from Magna to facilitate the purchase of Common Shares. At December 31, 2016, the Trust's indebtedness to Magna was $10 million.
Indebtedness of Directors, Executive Officers and Employees
None of Magna's present or former directors or executive officers (including any of their associates) were indebted at any time during 2016 to Magna or its subsidiaries. None of Magna's or its subsidiaries' present or former employees were indebted at any time during 2016 to Magna or its subsidiaries in connection with the purchase of Magna's securities or securities of any of Magna's subsidiaries. As at the Record Date, the aggregate amount of indebtedness to Magna and its subsidiaries was approximately $0.2 million in the case of present and former employees of Magna and its subsidiaries.
Directors' and Officers' Insurance
Effective September 1, 2016, Magna renewed its directors' and officers' liability insurance for a one-year renewal period. This insurance provides, among other coverages, coverage of up to $300 million (in the aggregate for all claims made during the policy year) for officers and directors of Magna and its subsidiaries, subject to a self-insured retention of $5 million for securities claims and $1 million for all other claims. This policy does not provide coverage for losses arising from the intentional breach of fiduciary responsibilities under statutory or common law or from violations of or the enforcement of pollutant laws and regulations. The aggregate premium payable in respect of the policy year September 1, 2016 to September 1, 2017 for the directors' and officers' liability portion of this insurance policy was approximately $1.8 million.
Shareholder Proposals and Communication
Proposals of shareholders intended to be presented at our Annual Meeting of Shareholders to be held in 2018 must be received by us at our principal executive offices on or before March 11, 2018 in order to be included in our 2018 Management Information Circular/Proxy Statement.
Contacting the Board
Shareholders wishing to communicate with any Independent Director may do so by contacting Magna's Chairman through the office of the Corporate Secretary at 337 Magna Drive, Aurora, Ontario, Canada, L4G 7K1, telephone (905) 726-7070.

86       Additional Information

Approval of Circular	The Board has approved the contents and mailing of this Circular.

/s/ "Bassem A. Shakeel" Bassem A. Shakeel Vice-President and Corporate Secretary March 28, 2017

Magna files an Annual Information Form with the Ontario Securities Commission and a Form 40-F with the U.S. Securities and Exchange Commission. A copy of Magna's most recent Annual Information Form, this Circular and the Annual Report containing Magna's consolidated financial statements and MD&A, will be sent to any person upon request in writing addressed to the Secretary at Magna's principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge. Copies of Magna's disclosure documents and additional information relating to Magna may be obtained by accessing the disclosure documents available on the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Financial information is provided in Magna's comparative consolidated financial statements and MD&A for fiscal 2016. For more information about Magna, visit Magna's website at www.magna.com.

Additional Information        87

Definitions and Interpretation

Certain Defined Terms	In this document, referred to as this "Circular", the terms "you" and "your" refer to the shareholder, while "we", "us", "our", the "company" and "Magna" refer to Magna International Inc. and, where applicable, its subsidiaries. In this Circular, a reference to "fiscal year" is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.
We also use the following defined terms throughout this Circular:
Board:	our Board of Directors.
BoC:	the Bank of Canada.
C$:	Canadian dollars.
CGCNC:	the Corporate Governance, Compensation and Nominating Committee of our Board.
Deloitte:	Deloitte LLP
DSUs:	deferred share units.
EROC:	the Enterprise Risk Oversight Committee of our Board.
Independent Directors:	our directors or nominees who have been determined to be independent on the basis described under "Nominees for Election to the Board – Nominee Independence".
Kingsdale:	Kingsdale Advisors, Magna's proxy solicitation agent in connection with the Meeting.
NYSE:	The New York Stock Exchange.
OBCA:	the Business Corporations Act (Ontario).
PSUs:	performance stock units.
ROIC:	return on invested capital.
RSUs:	restricted stock units.
TSX:	the Toronto Stock Exchange.
Currency, Exchange Rates and Share Prices
Dollar amounts in this Circular are stated in U.S. dollars, unless otherwise indicated, and have been rounded to the nearest thousand. In a number of instances in this Circular, information based on our share price has been calculated on the basis of the Canadian dollar closing price of our Common Shares on the TSX and converted to U.S. dollars based on the BoC exchange rate on the applicable date.

REFERENCE DATE	NYSE SHARE PRICE (US$)	TSX SHARE PRICE (C$)	BOC EXCHANGE RATE (C$1.00 = US$)

December 30, 2016	43.40	58.30	0.7448

March 24, 2017	42.66	57.04	0.7478

Information Currency	The information in this Circular is current as of March 24, 2017, unless otherwise stated.

88       Additional Information

Transfer Agent and Registrar Computershare Trust Company of Canada 100 University Avenue, 8th Floor Toronto, Ontario, Canada M5J 2Y1 Telephone: 1 (800) 564-6253 Computershare Trust Company N.A. 250 Royall Street Canton, MA, USA 02021 Telephone:(781) 575-3120 (Toll free): 1 (800) 962-4294 www.computershare.com Proxy Solicitation Agent Kingsdale Advisors The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario, Canada M5X 1E2 Telephone (Toll free): 1 (888) 518-1552 (Collect): 1 (416) 867-2272 Email: contactus@kingsdaleadvisors.com www.kingsdaleadvisors.com Exchange Listings Common Shares Toronto Stock Exchange MG New York Stock Exchange MGA Corporate Office Magna International Inc. 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 Telephone: (905) 726-2462 Fax: (905) 726-7164 magna.com

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